UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to §240.14a-12
Travelzoo
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	1	Title of each class of securities to which transaction applies:

	2	Aggregate number of securities to which transaction applies:

	3	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

	4	Proposed maximum aggregate value of transaction:

	5	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1	Amount Previously Paid:

	2	Form, Schedule or Registration Statement No.:

	3	Filing Party:

	4	Date Filed:

Travelzoo
590 Madison Avenue, 35th Floor
New York, NY 10022
ISSUANCE PROPOSED – YOUR VOTE IS VERY IMPORTANT
Dear Stockholders:
You are cordially invited to attend a special meeting of stockholders of Travelzoo, a Delaware corporation (the “Company”), to be held in virtual format only on December 28, 2022, at 10:00 a.m. (Eastern Time).
The Company entered into a stock purchase agreement with Azzurro Capital Inc., a company organized under the laws of the Cayman Islands and the Company’s largest shareholder (“Azzurro”), dated as of November 25, 2022 (the “Stock Purchase Agreement”), pursuant to which the Company will sell to Azzurro 3,410,000 newly issued shares of common stock of the Company (the “Issuance”) in exchange for consideration comprised of (a) $10 million, payable at the election of Azzurro, in cash or as a combination of no less than $2 million in cash and up to $8 million in the form of a secured promissory note; and (b) shares of common stock representing all of the outstanding equity securities of Metaverse Travel Experiences, Inc., a New York corporation and wholly owned subsidiary of Azzurro (“MTE”). Following the consummation of the Issuance, Azzurro and its affiliates will own greater than 50% of the common stock of the Company.
At a special meeting of stockholders, you will be asked to consider and vote on a proposal to approve the Issuance. After careful consideration, and after having received independent legal and financial advice, a special committee of the board of directors of the Company, comprised solely of independent directors, has unanimously approved the Stock Purchase Agreement, the Issuance and the other transactions, including the acquisition of MTE via a merger transaction, contemplated by the Stock Purchase Agreement, and determined that the Issuance and related transactions are fair to and in the best interests of the Company and its stockholders. THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE ISSUANCE.
The special meeting will be held on December 28, 2022 at 10:00 a.m. (Eastern Time) virtually via webcast at:
www.virtualshareholdermeeting.com/TZOO2022SM
Notice of the special meeting and the related proxy statement are enclosed. The attached proxy statement provides you with detailed information about the special meeting, the Issuance, the Stock Purchase Agreement and the acquisition of MTE. A copy of the Stock Purchase Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the Stock Purchase Agreement carefully. You may also obtain more information about the Company from the documents we have filed with the Securities and Exchange Commission.
Your vote is very important regardless of the number of shares you own. We cannot consummate the Issuance and therefore receive the cash (and, if applicable, promissory note) and consummate the acquisition of MTE unless the majority of shares present in person or by proxy and entitled to vote at the special meeting vote in favor of the proposal to approve the Issuance.
The consummation of the Issuance is also subject to the satisfaction of certain other conditions to closing as set forth in the Stock Purchase Agreement, which is attached to this proxy statement as Annex A.
Whether or not you plan to attend the special meeting, please complete, sign, date, and return the enclosed proxy card as soon as possible to ensure your representation at the special meeting. We have provided a postage-paid envelope for your convenience. If you plan to attend the special meeting and prefer to vote in person, you may still do so even if you have already returned your proxy card.
If you are a stockholder of record (that is, if your stock is registered with us in your own name), then you may vote by telephone or electronically via the Internet by following the instructions included in the proxy statement and with your proxy card. If your shares are registered in the name of a broker, bank or other nominee, your nominee may be participating in a program provided through Broadridge Financial Solutions, Inc. that allows you to vote by telephone or via the Internet. If so, the voting form that your nominee sends you will provide telephone and Internet instructions.

We look forward to seeing you at the special meeting. Thank you in advance for your cooperation and continued support.

Sincerely,

Michael Karg
Volodymyr Cherevko
Carrie Liqun Liu
Comprising the Special Committee
of the Board of Directors of Travelzoo
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Issuance, passed upon the merits of the Issuance or the fairness of the Issuance or consideration received or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated December 5, 2022 and, together with the enclosed form of proxy card, is first being mailed to stockholders of Travelzoo on or about December 5, 2022.

TRAVELZOO
590 Madison Avenue
35th Floor
New York, NY 10022
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On December 28, 2022
To the Stockholders of Travelzoo:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Travelzoo, a Delaware corporation (“Travelzoo”, the “Company”, “we”, “us” or “our”), will be held on December 28, 2022 at 10:00 a.m. (Eastern Time), in a virtual meeting format only via webcast available at www.virtualshareholdermeeting.com/TZOO2022SM, for the following purposes:
•
To vote on a proposal to approve the issuance and sale of 3,410,000 shares of common stock of the Company, pursuant to the stock purchase agreement, dated November 25, 2022 (the “Stock Purchase Agreement”), between the Company and Azzurro Capital Inc. (“Azzurro”), in exchange for consideration comprised of (a) $10 million, payable at the election of Azzurro in cash or as a combination of no less than $2 million in cash and the remaining up to $8 million in the form of a secured promissory note; and (b) shares of common stock representing all of the outstanding equity securities of Metaverse Travel Experiences, Inc., a New York corporation and wholly owned subsidiary of Azzurro (“MTE”), such that following the consummation of the proposed issuance, Azzurro and its affiliates will own greater than 50% of the common stock of the Company (the “Issuance Proposal”); and

•
To vote on a proposal to approve the adjournment or postponement of the special meeting to a later date or dates (1) if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Issuance Proposal, or (2) if the failure to adjourn or postpone would reasonably be expected to be a violation of applicable law for the distribution of any required amendment or supplement to the proxy statement accompanying this notice to be timely provided to Travelzoo stockholders (the “Adjournment Proposal”).

The foregoing items of business are more fully described in the proxy statement.
The special committee (“Special Committee”) of the board of directors of the Company (the “Board”) has fixed the close of business on November 22, 2022, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available for inspection at our offices 10 days before the special meeting.
After careful consideration, the Special Committee unanimously recommends that you vote:
FOR the Issuance Proposal; and
FOR the Adjournment Proposal.
This proxy statement is dated December 5, 2022 and is first being mailed to stockholders on or about December 5, 2022.
By Order of the Special Committee of the Board of Directors,

TRAVELZOO
All stockholders are cordially invited to attend the special meeting virtually. Whether or not you expect to attend the special meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure your representation at the special meeting. A postage-paid return envelope is enclosed for your convenience. Stockholders of record (that is, if your stock is registered with us in your own name and not in the name of a broker, bank or other nominee) may choose to vote those shares via the Internet at www.proxyvote.com or telephonically, within the United States and Canada, by calling toll free 1-800-690-6903 within the USA, US territories and Canada on a touch tone telephone. Even if you have given your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the special meeting, then you must obtain from the record holder a proxy issued in your name.

ANNEX A – STOCK PURCHASE AGREEMENT
ANNEX B – OPINION OF THE FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

TRAVELZOO
590 Madison Avenue
35th Floor
New York, NY 10022
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
General Information
The Special Committee of the Board of Directors of Travelzoo, a Delaware corporation, is providing these proxy materials to you in connection with the solicitation of proxies for use at our special meeting of stockholders to be held virtually at 10:00 a.m. (Eastern Time) on December 28, 2022, or at any adjournment or postponement thereof, for the purposes stated herein. This proxy statement summarizes the information that you will need to know to vote in an informed manner.
SUMMARY OF THE ISSUANCE AND THE MERGER
This summary term sheet, together with the “Questions and Answers About the Issuance and the Special Meeting,” highlights selected information from this proxy statement and may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement, the annexes, and the other documents to which we refer or which we incorporate by reference in order to fully understand the acquisition and the related transactions. See section “Additional Information” below. Except as otherwise specifically noted in this proxy statement, “the Company,” “we,” “our,” “us” and similar words in this proxy statement refer to Travelzoo and its subsidiaries.
Parties to the Issuance and the Merger
The Company
Travelzoo, a Delaware corporation, is a global Internet media company that provides exclusive travel and entertainment offers and experiences for members. Offers are published via an Internet platform and email newsletters. Travelzoo’s main driver of revenue, growth and profitability is its membership base (currently more than 30 million) and so Travelzoo is, and since inception has been, always looking for opportunities to either increase the size of its membership base (such as asset purchases, mergers and acquisitions or licensing arrangements) or expand its product offerings (such as the hotel platform, vouchers, including fully refundable vouchers, and building a paid subscription membership).
Azzurro Capital Inc.
Azzurro Capital Inc. is a company organized under the laws of the Cayman Islands and operates as an investment manager. Azzurro’s sole shareholder is The Ralph Bartel 2005 Trust, whose sole beneficiary is Ralph Bartel, who is Travelzoo’s founder and a member of our board of directors. Azzurro’s sole director is First Rock Directors Limited, a Gibraltar private company limited by shares.
Metaverse Travel Experiences, Inc., formerly known as Azzurro Brands Inc. (“MTE”)
Metaverse Travel Experiences, Inc. was incorporated on July 14, 2004, in New York as Devi Kroell Inc. and was originally a retailer specializing in luxury handbags and exotic skins. On February 13, 2014, the company changed its name “Devi Kroell Inc.” to “Azzurro Brands Inc.” On January 3, 2022, MTE legally changed its name to “Metaverse Travel Experiences, Inc.” and hired a team of professionals who began building worldwide relationships with creators and providers of high quality Metaverse travel experiences with the goal of brokering contracts between such creators/experience providers and businesses planning to market Metaverse experiences to consumers. The former retail operations of MTE generated net operating losses (“NOLs”) since 2005. MTE currently has approximately $63 million in NOLs.
Review by the Special Committee
Because the transaction involves a related party, the board of directors (the “Board”) appointed via unanimous written consent a special committee, comprised solely of independent and disinterested directors (the “Special Committee”), to determine whether a potential transaction would be in the best interests of the

Company and its stockholders, other than Azzurro and its affiliates, and to review, evaluate and negotiate the terms of any definitive agreements, as well as appoint independent legal, financial, and other advisors, in their discretion. The Special Committee appointed Ballard Spahr LLP as its independent legal advisor (“Ballard Spahr”) and Stout Risius Ross LLC as its independent financial advisor (“Stout”).
The Stock Purchase Agreement
On November 25, 2022, we entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Azzurro, providing for the issuance of 3,410,000 shares (the “Shares”) of common stock of the Company (the “Common Stock”), in exchange for consideration comprised of (a) $10 million, payable, at the election of Azzurro, in cash or as a combination of no less than $2 million in cash and up to $8 million in the form of a secured promissory note; and (b) shares of common stock representing all of the outstanding equity securities of MTE (collectively, the “Purchase Price”), such that following the consummation of the proposed issuance, MTE will be a wholly owned subsidiary of the Company. As a result of the Issuance, Azzurro and its affiliates will own greater than 50% of the common stock of the Company immediately following the consummation of the transactions contemplated by the Stock Purchase Agreement.
The Stock Purchase Agreement is included as Annex A to this proxy statement.
The Promissory Note
In the event Azzurro elects not to pay the full $10 million in cash at the closing of the Issuance (the “Closing”), the Company agreed to accept up to $8 million of the Purchase Price in the form of a secured promissory note (the “Promissory Note”). The Promissory Note shall be full recourse, secured by a pledge of 2 million Shares, representing the principal value of the Promissory Note, plus a safety margin. The Promissory Note shall contain an interest rate of 12% per annum. An amount equal to the principal amount of the Promissory Note plus interest accrued thereon until March 15, 2023 minus $3 million shall be due on or before March 15, 2023, and the remaining $3 million plus accrued interest for the time from March 15, 2023 until June 30, 2023 shall be due on or before June 30, 2023. The principal amounts and interest owing under the Promissory Note may be prepaid by Azzurro without penalty.
The form of Promissory Note is included as Exhibit B to the Stock Purchase Agreement.
The Merger Agreement
The form of merger agreement (the “Merger Agreement”) provides that upon the closing of the Issuance, MTE will merge with and into a newly formed merger sub, which will be a Delaware corporation (“Merger Sub”), with MTE as the surviving entity, and then, immediately following the merger of Merger Sub into MTE, and as part of the overall transaction, MTE will merge with and into a second newly formed merger sub, which will be a Delaware limited liability company (“Merger Sub LLC”) that will be disregarded as an entity separate from the Company, with Merger Sub LLC as the surviving entity. The Issuance and the Merger are anticipated to be treated as a qualified stock purchase followed by a liquidation, which will not result in an ownership change, and which may allow the Company to utilize the NOLs contained in MTE with no limitations.
The form of Merger Agreement is included as Exhibit A to the Stock Purchase Agreement.
Standstill
The Stock Purchase Agreement provides that Azzurro may not, for the period of 12 months following the date of Closing and subject only to customary exceptions, sell, transfer or dispose any shares of the Company held by Azzurro if such sale, transfer or disposal would reduce the total number of shares of the Company held by Azzurro below 3,410,000 (with such minimum number of shares to be held by Azzurro not including any shares that are issued in the Issuance and pledged as collateral securing the Promissory Note).
Representations, Warranties, and Indemnification
The Stock Purchase Agreement contains customary indemnification provisions, including for breaches of representations and warranties made by MTE and Azzurro, including tax representations relating specifically to the NOLs. In the case of a Loss (as defined in the Stock Purchase Agreement), Azzurro would be required to indemnify the Company.

Conditions That Must Be Satisfied or Waived for the Issuance to Occur
As more fully described in this proxy statement and in the Stock Purchase Agreement, the consummation of the Issuance depends on a number of conditions being satisfied or waived. These conditions include, among others, that the Stock Purchase Agreement shall be duly adopted by the affirmative vote of a majority of shares present in person or represented by proxy at a stockholders meeting with proper quorum and entitled to vote on the matter, that Azzurro shall have sufficient ownership prior to the Closing so that upon the issuance of the Shares, Azzurro, together with its affiliates, shall have greater than 50% ownership (in order to allow full utilization of the NOLs of MTE), that no governmental authority shall have enacted any order which would make the transaction illegal, and that the representations, warranties and covenants of MTE, Azzurro and the Company shall be true and correct as of the date of Closing, and that the Investor, MTE and the Company shall have complied in all material respects with the Stock Purchase Agreement and any related agreements.
Termination of the Stock Purchase Agreement
The Stock Purchase Agreement may be terminated and the Issuance abandoned at any time prior to the consummation of the Issuance in certain cases, by either the Company or Azzurro. No termination fee is payable by either party upon termination for any reason. The Stock Purchase Agreement may be terminated, subject to certain conditions, by either party if the transactions are not consummated by March 31, 2023.
Opinion of Stout Risius Ross LLC
On November 25, 2022, Stout Risius Ross LLC (“Stout”) delivered its opinion to the Special Committee that, as of November 25, 2022 and based upon the subject to the factors and assumptions set forth therein, the aggregate consideration consisting of (a) $10 million, payable, at the election of Azzurro, in cash or as a combination of no less than $2 million in cash and up to $8 million in the form of a secured promissory note; and (b) shares of common stock representing all of the outstanding equity securities of MTE, to be paid for 3,410,000 shares of common stock of the Company (the “Common Stock”) was fair, from a financial point of view, to the Company.
Stout’s opinion was directed to the Special Committee and only addressed the fairness, from a financial point of view, of the consideration to be paid by the Company pursuant the Issuance. The opinion does not address any other aspect or implication of the Issuance. The summary of Stout’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. The full text of the written opinion of Stout, dated November 25, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Stout provided advisory services and its opinion for the information and assistance of the Special Committee in connection with its consideration of the Issuance and related transactions. The Stout opinion is not a recommendation as to how any holder of the Company’s Common Stock should vote with respect to the Issuance or any other matter.
Basis of the Stockholder Approval Requirement
The Common Stock is listed on the Nasdaq Global Select Market and is subject to the Listing Rules of the Nasdaq Stock Market LLC (“Nasdaq”). We are required under Nasdaq Listing Rule 5635(a) and 5635(d) to seek stockholder approval for the Issuance, since (i) the Issuance is to a shareholder holding 36.26% of the outstanding Common Stock (i.e., a “Substantial Shareholder” as defined under the Nasdaq Listing Rules) and is in an amount in excess of 5% of the issued and outstanding Common Stock as of the Record Date, and (ii) the Issuance does not involve a public offering and will constitute more than 20% of the outstanding shares of Common Stock of the Company (a “20% Issuance”) at a price that is less than the Minimum Price (as such term is defined under the Nasdaq Listing Rules).
If the Issuance Proposal is approved, upon the closing of the Issuance, Travelzoo would issue 3,410,000 shares of Common Stock, which would constitute 21.6% of the Common Stock issued and outstanding immediately after the Issuance.
It is important that you understand that we are not required to, nor are we seeking, stockholder approval for the acquisition of MTE, or the related Merger and Merger Agreement. Rather, we are seeking stockholder approval of the Issuance for the purposes of complying with the Nasdaq Listing Rules relating to the issuance of shares of Common Stock to a Substantial Shareholder and to a 20% Issuance at a price that is less than the Minimum Price.

Completion of the Issuance and the Merger
It is currently anticipated that the Issuance and the Merger will close as soon as possible after all requisite approvals are obtained and all conditions have been satisfied, or where not prohibited by applicable law, waived.
Date, Time and Place of the Special Meeting of Stockholders
The special meeting will be held virtually at www.virtualshareholdermeeting.com/TZOO2022SM at 10:00 a.m. (Eastern Time) on December 28, 2022.
Record Date, Outstanding Shares and Quorum Requirement
You are entitled to vote at the special meeting if you owned shares of our Common Stock at the close of business on November 22, 2022, the Record Date for the determination of stockholders entitled to vote at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock issued and outstanding as of the close of business on the Record Date for the determination of stockholders entitled to vote at the meeting will constitute a quorum. On the Record Date, there were 12,399,709 shares of our Common Stock issued and outstanding.
Vote Required
Each share of our Common Stock outstanding on the Record Date for the determination of stockholders entitled to vote at the meeting will be entitled to one vote, in person or by proxy, on each matter submitted for the vote of stockholders. The approval of the Issuance requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the special meeting.
Voting of Proxies
Any stockholder entitled to vote at the special meeting whose shares are registered in his, her or its name may submit a proxy by telephone or via the Internet in accordance with the instructions provided on the enclosed proxy card, or by returning the enclosed proxy card by mail, or may attend the special meeting and vote in person by appearing at the special meeting. If your shares are held in “street name” by a broker, bank, or other nominee, you should advise your broker, bank, or other nominee how to vote your shares using the instructions provided by your broker, bank, or other nominee. If you do not provide your broker, bank, or other nominee with instructions, your shares will not be voted and will have no effect on the approval of the Issuance and any proposal to adjourn the special meeting in order to solicit additional proxies in the event that there are insufficient proxies received to approve the Issuance at the special meeting.
Abstentions and Broker Non-Votes
Abstentions and broker non-votes (i.e., shares of Common Stock held by a broker, bank, or other nominee that are represented at the special meeting, but that the broker, bank, or other nominee is not empowered to vote on a particular proposal) will be counted in determining whether a quorum is present at the special meeting. Brokers, banks, and other nominees typically do not have discretionary authority to vote on non-routine matters.
The proposal to approve the Issuance and the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Issuance, are not routine matters and therefore a broker may not be entitled to vote shares held in street name on these proposals absent instructions from the beneficial holder of such shares. Consequently, if your shares are held in street name and you do not submit any voting instructions to your bank, broker or other nominee, your shares will not be voted on these proposals and will be considered a “broker non-vote.” In order to minimize the number of broker non-votes, we encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Special Meeting of Stockholders.
Revocability of Proxies
As a stockholder of record, once you have submitted your proxy by mail, telephone or via the Internet, you may revoke it at any time before it is voted at the special meeting. You may revoke your proxy in any one of three ways:
•	you may grant another proxy marked with a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

•
you may notify our Corporate Secretary in writing that you wish to revoke your proxy before it is voted at the special meeting at the following address: Corporate Secretary, Travelzoo, 590 Madison Avenue, 35th Floor, New York, NY 10022; or

•	you may vote in person at the special meeting.
Please note that if you hold your shares in “street name” through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead, you must follow the instructions received from your broker, bank or other nominee to change your vote.
Recommendation of the Special Committee as to the Issuance
After careful consideration, the Special Committee unanimously recommends that you vote FOR the proposal to approve the Issuance and FOR any proposal to adjourn the special meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to approve the proposal at the special meeting.
Interests of the Company’s Executive Officers and Directors in the Issuance
When considering the recommendation of the Special Committee, you should be aware that Azzurro is the Company’s largest stockholder and is wholly owned by The Ralph Bartel 2005 Trust, whose sole beneficiary is Ralph Bartel, a member of the Board of Directors of the Company. Mr. Ralph Bartel’s brother, Mr. Holger Bartel, is the Global Chief Executive Officer of the Company and is affiliated with MTE as a member of its board of directors.
The Special Committee has taken these additional interests into consideration and ensured that a fair process was followed to avoid any conflicts of interest. The members of the Special Committee are independent, disinterested directors, with no affiliation to Mr. Ralph Bartel, Mr. Holger Bartel, Azzurro or MTE. The Special Committee appointed independent financial and legal advisors to advise on the proposed transaction and ensure its fairness to the Company and all of its stockholders, excluding Azzurro and its affiliates.
Appraisal Rights
Under Delaware law, our stockholders do not have any “dissenters’ rights” or rights to an appraisal of the value of their shares in connection with the Issuance or the Merger.
Additional Information
You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see section “Additional Information” below.

QUESTIONS AND ANSWERS ABOUT THE ISSUANCE AND THE SPECIAL MEETING
The following questions and answers briefly address some commonly asked questions about the Issuance and the special meeting. They may not include all the information that is important to stockholders of Travelzoo. Stockholders should carefully read this entire proxy statement, including the annexes and the other documents referred to or incorporated by reference herein.
Why am I receiving these proxy materials?
Travelzoo is sending these materials to its stockholders to help them decide how to vote their shares of Travelzoo common stock, which is referred to as the Common Stock with respect to the Issuance.
The Issuance cannot be completed unless approved by Travelzoo stockholders. Travelzoo is holding a special meeting of its stockholders to vote on the proposals necessary to complete the Issuance. Information about the special meeting and the Issuance is contained in this proxy statement.
The Issuance and Related Transactions
What is the proposed transaction for which I am being asked to vote?
The Issuance is the private placement of 3,410,000 Shares, with Azzurro, the Company’s largest stockholder holding 36.26% of the Company’s outstanding Common Stock as of the Record Date, in exchange for consideration payable at the closing as set forth in the Stock Purchase Agreement, comprised of (a) $10 million, payable, at the election of Azzurro, in cash or as a combination of no less than $2 million in cash and up to $8 million in the form of a secured promissory note, subject to certain adjustments at closing, discussed in further detail in the section entitled “Description of the Stock Purchase Agreement”, subsection “Purchase Price Adjustment”, and (b) all of the outstanding shares of MTE via a Merger outlined in further detail below and in the section entitled “The Merger Agreement”.
Why is the Company proposing the Issuance Proposal?
The Company is proposing the Issuance Proposal in order to comply with Nasdaq Listing Rule 5635(a) and 5635(d). Nasdaq Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if any Substantial Shareholder (as defined by Rule 5635I(3)) in the consideration to be paid in the transaction and the potential issuance of common stock could result in an increase in the outstanding common shares of 5% or more. The Shares being issued, even solely in exchange for MTE and not considering the Shares issued in exchange for cash or the Promissory Note, constitute greater than 5% of the outstanding Common Stock.
In addition, Nasdaq Listing Rule 5653(d) requires stockholder approval prior to a 20% Issuance (meaning, a transaction other than a public offering, involving the issuance of common stock by a company, which equals 20% or more of the common stock outstanding before the issuance) at a price that is less than the Nasdaq Minimum Price (meaning the lower of the Nasdaq closing price immediately preceding the signing of the Stock Purchase Agreement or the average closing price for the five-day trading average). The Shares being issued constitute 27.5% of the Common Stock before the Issuance and the price of $5.88, which is based on the 15-day volume-weighted average price of the shares of Common Stock of the Company prior to the signing of the Stock Purchase Agreement, is less than the Minimum Price of $6.10.
What is the Merger?
The Merger refers to the acquisition of MTE by the Company, whereby at the closing of the Issuance pursuant to the Stock Purchase Agreement (the “Closing”) as set forth in the Merger Agreement, which is an exhibit to the Stock Purchase Agreement, MTE would merge with and into a newly formed Delaware corporation and wholly owned subsidiary of the Company, which would then merge with and into a newly formed Delaware limited liability company and wholly owned subsidiary of the Company, with the surviving company as Metaverse Travel Experiences, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company.

When does Travelzoo and Azzurro expect to complete the Issuance and the Merger?
The Issuance would take place immediately following the receipt of approval of the Issuance Proposal by Travelzoo stockholders. The Merger would take place concurrently with the Closing. Accordingly, subject to receipt of stockholder approval at the special meeting, the Company anticipates closing the Issuance prior to December 31, 2022.
What conditions must be satisfied to complete the Issuance and the Merger?
There are a number of closing conditions in the Stock Purchase Agreement, including that the Company’s stockholders have approved the Issuance Proposal. For a summary of the conditions that must be satisfied or waived prior to the completion of the Issuance and the Merger, see the section entitled “Conditions That Must Be Satisfied or Waived for the Issuance to Occur”.
As a stockholder, what will I receive in the Issuance or the Merger?
Current stockholders of the Company will not receive anything in the Issuance or the Merger. As a result of the Issuance, our stockholders’ existing share ownership will be diluted by the issuance of the Shares, which will represent approximately 21.6% of our shares of Common Stock outstanding immediately after the consummation of the Issuance.
Is the Issuance expected to be taxable to me?
We do not believe the consummation of the Issuance or the Merger will have any material tax consequences on the holders of our existing shares of Common Stock, other than Azzurro and its affiliates.
What effects will the proposed Issuance and Merger have on the Company?
If the Issuance and the Merger are consummated, Azzurro and its affiliates will own greater than 50% of the Common Stock and MTE will become a wholly owned subsidiary of the Company. As previously disclosed by the Company, including in its quarterly filings, earnings calls and press releases, the Company recognizes the economic importance of a burgeoning Metaverse industry and is focused on building Metaverse capabilities, business offerings and related revenue streams supporting the Company’s growth. Accordingly, as discussed further herein, the Company’s principal purpose for acquiring MTE through the Issuance and the Merger is to support and grow the Company’s Metaverse business platform, through direct ownership and control of MTE, and ownership of intellectual property rights in the business model of Travelzoo META. The Issuance and Merger also will bring in cash to the Company in December and then in Q1 2023 and Q2 2023 (if there is a Promissory Note), substantially improving the Company’s net working capital (which is currently negative) at a critical time. Further, the Issuance and the Merger will result in the potential cost savings of 25% commission payments (not yet charged) for the Travelzoo META business, upon the termination of the outstanding service agreement between MTE and the Company (the “Service Agreement”). Bringing the experience and contacts of the Metaverse scouting business of MTE into the Company and allowing the Company to decide how the funds that would otherwise have been spent on the Service Agreement should be allocated, will in the opinion of the Company’s management, allow the Company to build out further its Travelzoo META business with increased and direct control over the sourcing of Metaverse travel experiences, an integral aspect of the subscription service. In addition to the business reasons for the Issuance and the Merger, the Company anticipates to potentially benefit economically from MTE’s current federal income tax net operating loss (“NOL”) position by the NOLs of MTE in determining the Company’s U.S. federal income tax obligations as allowed under the Internal Revenue Code, which may reduce the Company’s federal income tax liability for one or more years.
What happens if the Issuance is not consummated?
If the Issuance is not approved by our stockholders, or if the Issuance is not consummated for any other reason, we will not issue the Shares, meaning the Company will not receive the consideration payable by Azzurro, including the cash, Promissory Note and MTE (which means that the Company’s net working capital would remain negative, with a low cash balance), and MTE will not become a wholly owned subsidiary of the Company. Instead, MTE would continue to be independently owned by Azzurro, meaning the Company will continue to make ongoing service fee payments of $25,000 per month under the existing Service Agreement and potentially 25% commission payments to MTE under the Service Agreement (upon the official launch of the Travelzoo META subscription business) to continue to benefit from MTE’s contacts and know-how, and connections amongst the creators, non-fungible token (NFT) artists approached by MTE. Additionally, the Company would have less control over the relationships with the creators of Metaverse travel experiences (an integral aspect of the Travelzoo META subscription). Finally, the Company would either have to continue to outsource the work of finding exclusive Metaverse travel experiences and continue to work with MTE under the outstanding Service Agreement over the next four years, or have to find and recruit skilled employees able to undertake such scouting in-house, which would incur considerable expenses. In addition, in the latter scenario, the Company would have to terminate the Service Agreement, which provides for a long notice period and a tail period during which commission payments would still be owed.
Am I entitled to appraisal or similar rights under Delaware law as a result of the Issuance or the Merger?
No. Under Delaware law, our stockholders do not have any “dissenters’ rights” or rights to an appraisal of the value of their shares in connection with the Issuance or the Merger.
The Special Meeting
Where and when is the special meeting?
The special meeting of the stockholders will take place on December 28, 2022 in a virtual meeting format only, available at www.virtualshareholdermeeting.com/TZOO2022SM. The meeting will begin at 10:00 am (Eastern Time).
To attend the special meeting and vote, you must be a stockholder of record as of November 22, 2022. You will be able to attend the special meeting as well as vote during the meeting by visiting www.virtualshareholdermeeting.com/ TZOO2022SM and entering the 16-digit number included in your proxy card. If you encounter difficulties accessing the virtual meeting, please call the technical support number: 1-844-986-0822 (toll free) or 1-303-562-9302 (international).
What am I voting on?
Stockholders are being asked to vote on the following proposals:
•
To vote on a proposal to approve the issuance of 3,410,000 shares of common stock of the Company, pursuant to the stock purchase agreement, dated November 25, 2022 (the “Stock Purchase Agreement”), between the Company and Azzurro Capital Inc. (“Azzurro”), in exchange for consideration comprised of (a) $10 million, payable at the election of Azzurro, in cash or as a combination of no less than $2 million in cash and the remaining up to $8 million in the form of a secured promissory note; and (b) shares of common stock representing all of the outstanding equity securities of Metaverse Travel Experiences, Inc., a New York corporation and wholly owned subsidiary of Azzurro (“MTE”), such that following the consummation of the proposed issuance, Azzurro and its affiliates will own greater than 50% of the common stock of the Company (the “Issuance Proposal”); and

•
To vote on a proposal to approve adjournment or postponement of the special meeting to a later date or dates, if necessary or appropriate, (1) to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Issuance Proposal, or (2) if the failure to adjourn or postpone would reasonably be expected to be a violation of applicable law for the distribution of any required amendment or supplement to the proxy statement accompanying this notice to be timely provided to Travelzoo stockholders (the “Adjournment Proposal”).

Approval of the Issuance Proposal by Travelzoo stockholders is required for completion of the Issuance.
How does the Special Committee recommend that you vote on the proposals?
The Special Committee recommends that you vote your shares “FOR” the Issuance Proposal and “FOR” the Adjournment Proposal.
Why is a Special Committee of the Board making the vote recommendation?
Because Azzurro, as the Company’s largest stockholder holding 36.26%, is a related party to the Company, the Board delegated its authority via a unanimous written consent for purposes of reviewing, negotiating, approving, authorizing, etc. the Issuance and the Merger to a Special Committee of the Board, comprised solely of independent directors. The Special Committee retained independent legal and financial advisors to assist in its review, negotiation, approval, authorization, etc. of the terms of the Issuance and the Merger and to ensure that the price of the Shares being issued by the Company and the consideration payable by Azzurro in connection with the Issuance, including the valuation of MTE, were fair and reasonable to the Company.
What factors did the Special Committee consider and what were its reasons for recommending that the stockholders approve the Issuance Proposal?
After careful consideration, the Special Committee determined that the Issuance Proposal is advisable and in the best interests of our stockholders and recommended that our stockholders vote in favor of the Issuance Proposal. For information regarding the factors the Board considered in making this determination, please refer to the disclosures set forth under the caption “Approval of the Issuance Proposal— Recommendation of the Special Committee.”
How many votes do I have?
Per Travelzoo’s Amended and Restated By-laws, each stockholder is entitled to one (1) vote for each share of stock held which has voting power upon the matter in question. You may hold shares as follows:
•	Shares held directly in your name as the “stockholder of record” and
•	Shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”
If I am a stockholder of record, how can I vote my shares?
Stockholders can vote by proxy (via the Internet or by mail) or in person (at the virtual meeting), however, granting a proxy does not in any way affect your right to attend the special meeting and vote.
How do I vote by proxy?
If you are a stockholder of record, you may vote your proxy by mail or by Internet. To vote by Internet, go to www.proxyvote.com, enter your 16-digit number included on your proxy card and follow the instructions. You can vote by mail by mailing in your proxy card to: Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, U.S.A.
Note, if you wish to receive a paper or e-mail copy of the materials, you must request one. There is no charge for requesting a copy. Please choose one of the following methods to make your request: (1) by Internet: www.proxyvote.com; (2) by telephone: 1-800-690-6903; or (3) by e-mail: sendmaterial@proxyvote.com. If requesting materials by e-mail, please send a blank e-mail with your 16-digit number included on your proxy card.
If you vote by proxy, the persons named on the card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director or any other proposals properly brought before the special meeting. If you sign your proxy card and do not indicate specific choices, your shares will be voted “FOR” the issuance proposal and “FOR” the adjournment proposal. If any other matter is properly brought before the meeting, your proxies will vote in accordance with the Company’s discretion. At the time of submitting this proxy statement for printing, we know of no matter that will be acted on at the special meeting other than those discussed in this proxy statement.
If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.
May I revoke my proxy?
If you give a proxy, you may revoke it in any one of three ways:
•	Submit a valid, later-dated proxy before the special meeting,
•
Notify our Corporate Secretary in writing at Travelzoo, Attention: Corporate Secretary, 590 Madison Avenue, 35th Floor, New York, NY 10022, before the Special meeting that you have revoked your proxy, or

•	Vote virtually at the special meeting.

How do I vote in person?
If you are a stockholder of record, you may cast your vote at the virtual special meeting by logging into the webcast available at www.virtualshareholdermeeting.com/TZOO2022SM.
If I hold shares in street name, how can I vote my shares?
You can submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet or by mail. Please refer to the voting instruction card included in the materials provided by your broker or nominee. If you wish to vote at the virtual special meeting, please have identification and proof of ownership available, such as an account statement or letter from your bank or broker, for admittance to the virtual meeting.
What vote is required to approve each proposal at the special meeting?
Each share of our Common Stock is entitled to one (1) vote with respect to each matter on which it is entitled to vote. The affirmative vote of a majority of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote on the proposal will be considered as the approval of the issuance proposal and the adjournment proposal.
In order to have a valid stockholder vote, a stockholder quorum must exist at the special meeting. A quorum will exist when stockholders holding a majority of the outstanding shares of Common Stock are present at the meeting, either in person or by proxy.
All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the special meeting as specified in such proxies. As noted above, if no voting instructions are indicated, proxies will be voted as recommended by our Board on all matters, and in the discretion of the proxy holder on any other matters that properly come before the special meeting.
What is a broker non-vote and how are broker non-votes and abstentions counted?
A broker “non-vote” occurs when a nominee holding shares of common stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Brokers that have not received voting instructions from their clients cannot vote on their clients' behalf on “non-routine” proposals. The vote on the Issuance proposal and the Adjournment proposal are considered “non-routine”. Broker non-votes will not have any effect with respect to the Issuance proposal and the Adjournment proposal, as shares that constitute broker non-votes are not considered entitled to vote but will be counted for the purposes of obtaining a quorum for the special meeting.
Abstentions are counted as “shares present” at the special meeting for purposes of determining the presence of a quorum and with respect to any matters being voted upon at the special meeting. As stated above, an abstention will have the same effect as a vote against any proposal.
What happens if additional matters are presented at the special meeting?
Other than the item of business described in the proxy statement, we are not aware of any other business to be acted upon at the special meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the special meeting.
Where can I find the voting results of the special meeting?
We intend to announce preliminary voting results at the special meeting and publish final voting results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days after the special meeting.
May I obtain a list of stockholders entitled to attend and vote at the special meeting?
Travelzoo will make available an alphabetical list of stockholders entitled to vote at the meeting for examination by any stockholder during ordinary business hours at Travelzoo’s office, located at 590 Madison Avenue, 35th Floor, New York, NY 10022, for ten days prior to the meeting. A stockholder may examine the list for any legally valid purpose related to the meeting.

RISK FACTORS
In addition to the other information included or incorporated by reference in this proxy statement, including the matters addressed in the section of the proxy statement entitled “Cautionary Statement Concerning Forward-Looking Information,” you should carefully consider the following risks before deciding how to vote on the proposals presented at the special meeting. The risk factors related to the Issuance present the material risks directly related to the Issuance and the Merger presently known to us. We have also included the material risks associated with the business of MTE presently known to us, because these risks will also affect the Company following the consummation of the Merger. The risks below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See section “Cautionary Statement Concerning Forward-Looking Information” below.
Risk Factors Related to the Issuance and the Merger
Current stockholders will have reduced ownership and voting interests after the Issuance.
We will issue to Azzurro in the Issuance new shares of Common Stock that account for approximately 27.5% of our shares of Common Stock outstanding prior to the Issuance. When the Issuance occurs, Azzurro will have ownership of more than 50% of the Company. As a result, the percentage ownership of the Company held by each of our current stockholders will be smaller than such stockholder’s percentage ownership of the Company prior to the Issuance. Our current stockholders, other than Azzurro, will, therefore, have proportionately less ownership and voting interests in the Company following the Issuance than they have now.
The market price of our Common Stock may decline as a result of the Issuance.
We currently anticipate that the Issuance and the Merger will be accretive to earnings per share, after factoring in synergies and excluding costs to achieve synergies and other one-time costs related to the Issuance. This expectation is based on preliminary estimates that are subject to change. We could also encounter additional transaction and integration-related costs and may fail to realize all of the benefits anticipated in the Issuance and the Merger, including, principally and most importantly, the desired integration of MTE’s Metaverse sourcing business into Travelzoo META with considerable anticipated present and future cost savings. Additionally, the Company may not be able to use MTE’s NOLs as contemplated as part of the Company’s future federal income tax planning. Further, the Company may encounter or be subject to other factors that affect preliminary estimates of the potential success of the Travelzoo META subscription service when it launches. Any of these factors could cause a decrease in our adjusted earnings per share or decrease the expected accretive effect of the Issuance and the Merger, or dilute the value of the Company’s Common Stock, or contribute to a decrease in the market price of our shares.
Azzurro will have significant influence over the Company following the consummation of the Issuance, and its interests may conflict with ours or yours in the future.
Before the consummation of the Issuance, Azzurro and its affiliates hold approximately 36.26% of the Company’s Common Stock. Following the consummation of the Issuance, Azzurro and its affiliates would hold greater than 50% of the Company’s Common Stock. This means that the Company is a controlled company again. Azzurro previously held greater than 50% ownership up until approximately 2018. The Company already has in place applicable corporate governance processes and procedures required and necessary for a controlled company to ensure independence (e.g., a Board with majority independent directors, a compensation and audit committee comprised solely of independent directors, etc.).
It is possible that the interests of Azzurro and its affiliates may conflict with those of the Company or yours as stockholders of the Company in the future. In addition, in light of Azzurro’s majority ownership of the Company, Azzurro will be able to approve or otherwise exert significant influence over other corporate transactions. Our other stockholders will therefore have limited influence and control on matters requiring stockholder approval.
The Company has and expects to incur substantial costs related to the Issuance and the Merger.
We have incurred and may continue to incur a number of non-recurring costs associated with the Issuance and related transactions. These costs include legal, financial advisory, accounting, consulting and other advisory fees, closing, integration and other related costs. Some of these costs are payable regardless of whether or not the Issuance is completed.

Failure to consummate the Issuance could negatively impact our business, financial condition, results of operations or stock prices.
Consummation of the Issuance is conditioned upon the satisfaction of certain closing conditions, including the approval of the Issuance by our stockholders, as set forth in the Stock Purchase Agreement. The required conditions to closing may not be satisfied in a timely manner, if at all, or they may be waived. If the transaction is not consummated for these or any other reasons, our ongoing business may be adversely affected and will be subject to a number of risks and consequences, including the following:
•	we must pay the substantial fees and expenses we incurred related to the Issuance, such as legal, accounting, printing and planning fees and expenses, even if the Issuance is not consummated;
•
matters relating to the Issuance and the Merger may require substantial commitments of time and resources by our management, which could otherwise have been devoted to other opportunities that may have been beneficial to us;

•	the market price of our Common Stock may decline to the extent that the current market price reflects a market assumption that the Issuance will be consummated;
•	we may experience negative reactions to the termination of the Issuance from customers, clients, business partners, lenders and employees; and
•	we would not realize any of the anticipated benefits of having consummated the Issuance or the Merger
In addition, any delay in the consummation of the Issuance and the Merger, or any uncertainty about the consummation of the Issuance, may adversely affect our future business, growth, revenue, and results of operations.
The Issuance and the Merger may be more difficult, costly, or time-consuming than expected, and we may not realize some of the anticipated benefits of the Merger.
The various legal requirements of the Issuance and Merger, including compliance with the Code, SEC regulations, Delaware law, New York law, etc., have meant that the Company has had to expend significant time and resources, including by its internal management team and external advisors. The Issuance and the Merger have already been under consideration by the Company for multiple years. If the Issuance and the Merger were not consummated or continued to take more time for review and compliance with various legal requirements, it could result in the anticipated benefits of the Merger not being worth the ongoing costs, both in terms of money spent on external advisors (legal, financial, tax, etc.) and distraction of management.
Once acquired, the business of MTE will require management resources to grow strategically and to realize the synergies that we believe exist between MTE and Travelzoo META. We cannot guarantee that changes in management of MTE will not lead to disruption in the exploitation of the contact network that MTE built up in the Metaverse creator community and that MTE as part of the Travelzoo Group will not be able to source Metaverse travel experiences as successfully as anticipated.
In evaluating the tax-related, potential economic benefit of completing the Issuance and the Merger, the Company was made aware by the Company’s outside tax advisor of potential limitations the Internal Revenue Code could place on the use of NOLs acquired in connection with a transaction such as the Issuance and the Merger. The Company’s outside tax advisor in the matter, Grant Thornton, has reviewed and advised on certain federal income tax aspects of the Issuance and the Merger, including the potential use of MTE’s NOLs. The Company understands regarding the MTE NOLs that the ability of the Company to use the MTE NOLs is subject to uncertainty, that the Issuance and the Merger may be subject to audit by the Internal Revenue Service (“IRS”) and that the IRS may disagree with the Company’s position that the NOLs may be fully utilized, resulting in a whole or partial limitation on the use of the NOLs by the Company. Although the Company has remained conservative in its estimates of the impact of the Issuance and the Merger on the Company once consummated, the Company would plan to apply the MTE NOLs on its federal income tax returns, including for the taxable year ended December 31, 2022, and if the Company was not able to do this, the Company would require a shift in cash forecasting and tax planning, which would expend additional resources.

The Stock Purchase Agreement may be terminated in accordance with its terms and the Issuance and the Merger may not be completed.
The Stock Purchase Agreement is subject to a number of conditions that must be fulfilled in order to complete the Issuance and the Merger. Those conditions include approval of the Issuance Proposal by our stockholders, and the absence of any statute, rule, regulation, order or other notice (whether temporary, preliminary or permanent) that is enacted, issued, promulgated, enforced or entered which is in effect and which prevents or prohibits consummation of the transactions. Each party’s obligation to complete the Issuance is also subject to certain additional customary conditions. These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the Issuance may not be completed.
Our estimates and judgments related to the acquisition accounting methods used to record the purchase price allocation related to the acquisition of MTE may be inaccurate.
Our management will make significant accounting judgments and estimates related to the application of acquisition accounting of the Merger under GAAP, as well as the underlying valuation models. Our business, operating results, and financial condition could be materially adversely impacted in future periods if the accounting judgments and estimates prove to be inaccurate. The current business of MTE, while primarily valuable to the Company from a business perspective in terms of the creator contacts, know-how, connections in the Metaverse creator community, and other intangible aspects of the business, including the intellectual property rights in the business model used by Travelzoo META, are difficult to quantify from an accounting perspective and will require significant judgment by management of the Company.
Any delay in completing the Issuance may reduce or eliminate the benefits expected to be achieved thereafter.
In addition to the required stockholder approval, the Issuance and the Merger are subject to a number of other conditions beyond our control that may prevent, delay, or otherwise materially adversely affect its consummation. We cannot predict whether and when these other conditions will be satisfied. Any delay in completing the Issuance and the Merger could cause us not to realize some or all of the synergies and other benefits that we expect to achieve if the Issuance and the Merger are successfully consummated within its expected time frame, including tangible tax benefits for the tax year ending on December 31, 2022.
If we are unable to effectively manage MTE’s and our Metaverse business, our reputation and operating results may be harmed.
Following the Issuance and the Merger, we will need to integrate the Metaverse scouting business into the business of the Company and Travelzoo META. As the landscape of the Metaverse is continually shifting, we may be unable to successfully integrate the Metaverse sourcing business with the contemplated Travelzoo META membership. If we are unable to do so for any reason, our reputation and operating results may be harmed and we would be unable to realize the business- related benefits of the transaction.
We face a number of additional risks related to the operations of our business.
You should carefully consider each of the risk factors set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 in evaluating our business and prospects. The risks and uncertainties described in this proxy statement are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. If any of the risks actually occur, our business and financial results could be harmed. In that case the trading price of our Common Stock could decline.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
This proxy statement and the documents to which we refer you in this proxy statement contain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties, and assumptions that are difficult to predict. These forward-looking statements include information concerning the Company’s plans, objectives, goals, strategies, future events, future revenues, performance, capital expenditures, financing needs and other information that is not historical information. When used in this proxy statement and the documents to which we refer you in this proxy statement, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “should,” “seeks,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, the Company’s examination of historical operating trends, are based upon the Company’s current expectations and various assumptions. The Company believes there is a reasonable basis for its expectations and assumptions, but there can be no assurance that the Company will realize its expectations or that the Company’s assumptions will prove correct.
In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:
•	the occurrence of any event, change, or other circumstances that could give rise to the termination of the Stock Purchase Agreement;
•
the inability to consummate the Issuance and the Merger due to the failure to obtain stockholder approval of the Issuance or failure to satisfy any other conditions to the consummation of the Issuance;

•	business uncertainty and contractual restrictions during the pendency of the Issuance;
•	adverse outcomes of pending or threatened litigation or governmental investigations;
•	the failure of the Issuance to be consummated for any other reason;
•	the amount of the costs, fees, expenses and charges related to the Issuance;
•	diversion of management’s attention from ongoing business concerns;
•	the effect of the announcement of the Issuance on the Company’s business and customer relationships, operating results, and business generally, including the ability to retain key employees;
•	the risks that the Issuance or the Merger disrupts current plans and operations;
•	the possible adverse effect on our business and the price of our Common Stock if the Issuance is not consummated in a timely fashion or at all;
•	risks that we may be unable to successfully integrate MTE’s business and personnel with our own;
•	Risks that the expected benefits of the Issuance may not be realized, including utilization of the NOLs; and
•
other risks and uncertainties applicable to our business set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. See section “Additional Information” below.

Many of the factors that will determine our future results are beyond our ability to control or predict. We cannot guarantee any future results, levels of activity, performance, or achievements. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward- looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date.
You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent forward-looking statements that may be issued by us or persons acting on our behalf.

APPROVAL OF THE ISSUANCE PROPOSAL
(Proposal No. 1)

THE ISSUANCE
Background of the Transaction and Overview
In line with the strategic objective to increase its membership base through mergers and acquisitions (M&A), Travelzoo has an M&A desk constituted of members of Travelzoo’s management and board of directors (including Mr. Ralph Bartel, who is Travelzoo’s founder and a member of the Board) with M&A and industry experience. This M&A desk has been consistently meeting since approximately September 2019 and has been focused on bringing value to the shareholders of Travelzoo by growing the business through acquisitions. Since its inception, the M&A desk has evaluated hundreds of potential acquisition targets, undertaken in-depth due diligence inquiries into and entered negotiations with at least seven potential targets, and successfully closed more than four transactions, including the acquisition of a majority stake in JFC Travel Group Co. (a paid subscription membership company), the investment into and later sale of such investment in weekengo GmbH (a weekend travel company) and the acquisition of assets in the United States and a branch in Spain from a competing membership-based travel media company.
On January 17, 2022, Mr. Ralph Bartel, in his capacity as a board member of MTE, proposed to Travelzoo in writing the new business idea, concept of a business model, and strategy for a Metaverse travel subscription service.
In line with the strategic objective to expand its product offerings, including for times when physical travel is limited or impossible due to extraordinary events such as, for example, another global pandemic, Travelzoo’s management became interested in launching a Metaverse travel subscription service as a way to accelerate growth.
In January 2022, a new member of Travelzoo’s global executive team, who was hired to build a paid subscription membership for “real-world” travel offers started. While the original plan was for this executive to develop a Travelzoo paid subscription membership for “real-world” travel offers, after receiving the proposal from MTE and after conducting additional research into the new and potentially very significant market of Metaverse travel and experiences, it was decided that the Travelzoo paid subscription membership would instead be focused on the Metaverse specifically. In a presentation to the Audit Committee at the beginning of March 2022, the executive in charge of Travelzoo META estimated that in 2021 the U.S. Metaverse market was approximately $58.5 billion, which accounted for 41% of the global market share (source: ReportLinker, February 2022). Given the recent global pandemic, the Board and management of the Company concluded that it made sense to strategically diversify and launch, in addition to the Company’s existing publishing of “real-world” travel offers, a service that provides virtual Metaverse travel experiences. Travelzoo META would improve the Company’s diversification of revenue streams, which would help protect the Company during economic downturns, it would target younger Gen Z consumers, and it would present an additional opportunity to accelerate Company growth. This was discussed in further detail with the board of directors of Travelzoo during the Q1 2022 board meeting, where the board supported the plan.
It became obvious to Travelzoo management that sourcing high-quality, unique, exclusive Metaverse experiences, and more specifically sourcing the creators who had made or could make such experiences, would be critical to the success of Travelzoo META and that Travelzoo did not have the internal resources with the necessary connections or skills to manage this aspect of the business. Although the strategy of Travelzoo META has evolved and is continuing to evolve as the Company gains more experience in the Metaverse space, the main tenant of the membership, which aligns with the values and existing product offerings of the Company, has not changed. Specifically, the goal of Travelzoo META is to provide exclusive, high-quality travel experiences in the Metaverse (while the legacy Travelzoo business continues to do the same with “real-world” offers). Just as the existing Travelzoo business has over 24+ years built out its relationships with hotel, travel, restaurant and entertainment providers, Travelzoo META would need to do the same with creators, programmers, developers, etc. connected to the Metaverse. Travelzoo META, as an early mover in the Metaverse travel experiences space and unwilling to give up that early mover advantage, determined that the business imperative to develop Metaverse capabilities and relationships required outsourcing necessary talent resources to develop this critical piece of Travelzoo META strategy, ideally without significant upfront investment.

As discussed in further detail below, the business idea and concept of a business model for a Metaverse travel subscription service came from Mr. Ralph Bartel, who proposed it to Travelzoo in his capacity as a board member of MTE. Later, Mr. Bartel made the Company aware that MTE had begun building a global team to focus on sourcing Metaverse experiences specifically. As such, and in discussion and evaluation of the Company’s objectives for Travelzoo META, the Company entered into a service agreement with MTE on March 1, 2022, whereby MTE agreed exclusively to source Metaverse travel experiences and creators for the Company, in exchange for a monthly fee of $25,000 and a commission of 25% of all subscription revenues generated by Travelzoo META (the “Service Agreement”). Since entering into the Service Agreement, MTE has provided the Company with important insights and connections in the Metaverse industry, amongst others with creators with virtual experiences that are already developed and that can be exclusively customized for Travelzoo META (which significantly decreases the amount of upfront capital required for these experiences), with non-fungible token (NFT) artists, and with Metaverse-focused marketing and creative agencies. It is possible that as MTE continues to gain contacts and build a reputation in the Metaverse space, it would expand its business to either provide services to other clients beyond Travelzoo and/or to expand its offering to provide additional services to Travelzoo META, such as, for example, the sourcing of other elements needed beyond just creators to build Metaverse experiences. This is one of the reasons that the management of the Company believes it to be in the best interests of the Company and its stockholders to acquire MTE now.
An acquisition of MTE presents in management’s and the Board’s opinion several advantages: Funds that would otherwise have to be spent to pay future commission payments owed to MTE under the Service Agreement will instead be available to be invested into Travelzoo META directly; the Company will be able to directly control and steer the critical sourcing of Metaverse travel experiences, and the Company can take advantage of the creator contacts and other contacts already developed by MTE without having to invest in building those relationships itself; and Travelzoo will own all other intellectual property that has been developed by MTE, such as the concept of the business model for a Metaverse travel subscription service.
Additionally, the Company is currently in a negative net working capital position. Although management of the Company believes that the Company currently has sufficient cash to meet its ongoing obligations, management also expects cash levels to be at their lowest in the next few quarters. For additional information regarding the financial situation of the Company, we refer you to the Company’s Form 10-Q for the period ending September 30, 2022.
Therefore, in combination with the advantages presented by the Merger, the Issuance is also attractive to the Company because it would receive cash from the private placement during a time when the Company has negative net working capital and lower cash levels, and because a capital raise by way of the proposed private placement appears superior to alternative options. Specifically, one alternative option of obtaining a debt facility of some kind (most likely a revolving credit facility) would, as confirmed by Travelzoo’s banking partner, come with considerable restrictions in the form of covenants and pledges of security interests over Travelzoo’s most valuable assets (cash, intellectual property, subsidiaries, etc.), neither of which are present with the Issuance.
The other alternative option of raising cash from existing shareholders other than Azzurro or new investors presents the disadvantage that such shareholders or investors, when invited to acquire a considerable stake in a private placement, will likely request a non-negligible discount on the share price. A public offering, in turn, would be more costly than a private placement because of added legal and administrative requirements. Such alternative equity issuance would also not present the added advantages of the Merger relating to MTE (elimination of payment obligations under Service Agreement; direct control over Metaverse experience scouting; utilization of MTE’s NOLs), nor would it further management’s strategic goal to ensure long term stability and continuity in Travelzoo’s stockholder base on the basis of a robust corporate governance and compliance framework designed for a company with a controlling shareholder.
For all of these reasons, on November 25, 2022, the Company entered into the Stock Purchase Agreement with Azzurro providing for the Issuance, in exchange for (a) $10 million, payable, at the election of Azzurro, in cash or as a combination of no less than $2 million in cash and up to $8 million in the form of a secured promissory note; and (b) shares of common stock representing all of the outstanding equity securities of MTE.
Background of Metaverse Travel Experiences, Inc. (“MTE”), formerly known as Azzurro Brands Inc. (“AB”)
In the first few years after incorporation, AB had three retail stores located in the states of New York and Nevada. AB licensed from an unrelated third party the trademark “Devi Kroell” in the field of fashion, accessories, fragrances, cosmetics, etc. AB utilized this trademark for several years and then in 2014, sub-licensed it to Devi Kroell S.R.L., an affiliated entity. AB’s Nevada store was closed in 2013 and the New York City store was closed in 2017. Until recently, AB operated as last remaining store a seasonal store in East Hampton, New York.
Since 2017, AB has considered various investment opportunities to pivot its business model. Given Mr. Ralph Bartel’s significant interest and investment in the Company, and the fact that the retail business of AB had significantly diminished, Mr. Bartel proposed to use AB as a vehicle to explore various new offerings and market opportunities of the Company in a low-risk and lower cost way. For example, in March of 2021, AB purchased a database of members from a significant competitor of the Company (the “Database”), which it then licensed to Travelzoo for its exclusive use. Travelzoo preferred to license the Database initially, rather than purchase it outright, to minimize the cash needed to be expended by Travelzoo to start utilizing the database of members and to mitigate the risk of data privacy issues during the transition phase of moving over the members. Using AB in this way successfully allowed the Company to add more than 2 million members in the United States without requiring a significant up-front payment, therefore preserving the Company’s cash and allowing the Company to test and decide if the database of members was of the quality that it expected before buying and owning the asset outright.
On January 3, 2022, AB legally changed its name from “Azzurro Brands Inc.” to “Metaverse Travel Experiences, Inc.” and hired a team of professionals who began building worldwide relationships with creators and providers of high quality Metaverse travel experiences with the goal of brokering contracts between such creators/experience providers and businesses planning to market Metaverse experiences to consumers. On March 1, 2022, MTE offered to scout Metaverse travel experiences for Travelzoo and entered into the Service Agreement with the Company. Given the importance of the Travelzoo META business to Travelzoo, and the Metaverse experiences to Travelzoo META, the Company insisted that the arrangement be exclusive. The Company believed that an investment of $300,000 per year was a significant cost saving for a team of scouts getting in contact with the foremost creators in the Metaverse space. Alternatively, the Company expected to spend that same amount or more on the salary and related costs of one highly skilled person only if hired internally at Travelzoo. In that same month, MTE sold the membership database to Travelzoo (after Travelzoo had successfully transitioned the email addresses and realized value of more than $1M in purchases from the members in the database) to consolidate its business operations and focus on scouting Metaverse travel experiences.
MTE is wholly owned by Azzurro, whose sole shareholder is The Ralph Bartel 2005 Trust, whose sole beneficiary is Ralph Bartel, a member of our Board of Directors.
Potential Transaction with Azzurro Brands Inc. (“AB”) (March 2020 through December 2021)
As part of its ongoing growth by acquisition strategy and in connection with the strategy outlined above of utilizing AB to support the business objectives of Travelzoo, Travelzoo and AB approached each other several times since early 2020 to discuss a possible acquisition of AB with the goal of expanding Travelzoo’s membership base and product offerings.
In March of 2020, Travelzoo discussed with Grant Thornton the possibility of Travelzoo acquiring AB to use it as vehicle for the U.S. expansion of Travelzoo’s then-newly acquired 60% subsidiary JFC Travel Group Co. This was a strictly theoretical discussion before the strategy of AB had been determined by Azzurro and by Mr. Ralph Bartel. Before significant progress was made, the COVID-19 pandemic struck and the project was de-prioritized by Travelzoo.
In November of 2020, Travelzoo re-engaged with Grant Thornton to conduct a feasibility analysis on the acquisition of AB. Grant Thornton presented the preliminary results of its analysis on December 17, 2020, discussing generally several options available for a hypothetical transaction. After internal discussions at the Company, including members of the Company’s Board who serve as independent directors, the Company requested that Grant Thornton provide more information about how a tax-free reorganization could work. At this time, as discussed above, AB had already acquired and licensed the Database to Travelzoo and was continuing to operate its retail business in a limited capacity. The Company’s management and Board were considering whether purchasing AB directly for purposes of owning the Database outright and pursuing a separate strategic business initiative with potential overlap into fashion and retail would be beneficial to the Company. Specifically, the Board considered the potential business synergies between the entities, including, for example, continuing the operations of the retail business with Travelzoo-branded merchandise. After it was determined that an acquisition of AB would potentially be beneficial from a business perspective, Azzurro submitted a proposal to the board of directors of Travelzoo for the acquisition of AB on March 23, 2021, which offered to sell AB to the Company in exchange for 1,800,000 shares of the Company, which given the share price of around $15.25, implied total consideration of approximately $27,450,000.
On that same day, and motivated by the potential business synergies, the Board via a unanimous written consent, appointed a Special Committee, comprised solely of independent and disinterested directors, to determine whether a potential transaction would be in the best interests of the Company and its stockholders, other than Azzurro and its affiliates, and review, evaluate and negotiate the terms of any definitive agreements, as well as appoint independent legal, financial, and other advisors, in their discretion.
On March 25, 2021, the Company entered into a confidentiality agreement with AB to begin conducting additional due diligence on AB specifically. The Company’s internal legal and financial teams conducted due diligence on the organization, contracts, financials, etc. of AB, particularly the retail-related operations and the Database.
On April 9, 2021, upon the request of the Special Committee, management of the Company began to prepare internal forecasts for US taxable income for 2021, 2022 and 2023.
On April 15, 2021, the Special Committee appointed Ballard Spahr LLP to act as its independent legal advisor. On April 21, 2021, the Special Committee and its independent legal advisor held their first meeting. The independent legal advisor advised the Special Committee members of their fiduciary duties in connection with a potential transaction and discussed certain preliminary issues relating to evaluating a potential transaction. The Special Committee discussed the structure and timing for the proposed transaction. On April 23, 2021, the Special Committee held another meeting with counsel in order to receive an update regarding due diligence and discussed the retail store operations and the Database. During that meeting, the Special Committee and the representatives of Ballard Spahr also reviewed the independence and disinterestedness determinations for the members of the Special Committee.
On April 28, 2021, the Special Committee met via videoconference with Grant Thornton to discuss the proposed transaction and their analysis of the net operating losses of AB. In order to fully understand the value of the net operating losses to the Company, the Company’s Chief Financial Officer began working on projections for the Company’s US taxable income over the next 10 years.
Following the meeting, the Company requested that Grant Thornton prepare technical documentation and a supporting memo for the potential transaction and evaluation of the Company’s use of AB NOLs for federal income tax purposes. On May 8, 2021, management of the Company met with Grant Thornton to discuss questions relating to Grant Thornton’s analysis and the tax treatment of the transaction as well as their evaluation of the AB NOLs. Following the meeting, management decided to engage Grant Thornton to conduct detailed tax due diligence regarding the MTE NOLs.
On May 20, 2021, the Company met with its independent auditors, RSM US LLP (“RSM”), to discuss their questions and any accounting matters to be considered for the potential transaction.
On May 26, 2021, the Special Committee held a meeting, via video conference, with management and its independent legal advisor to discuss the potential transaction. Management proposed a potential restructure, which would incorporate the potential transaction, business justifications for the restructure, proposed valuation of AB from management’s perspective (subject to review by the Special Committee’s independent financial advisor), analysis of the consideration and accounting considerations. As part of the proposed valuation of AB, management also discussed a 10-year US taxable income forecast, with 3 scenarios, prepared by the Company’s Chief Financial Officer and Business Controlling Director. Management’s presentation discussed the business motivation to utilize AB to centralize the Company’s licensing operations, while also adding 2 million members to the Company permanently, without the need to continue licensing and paying a fee. At this time, although still considered in the background, the Company did not emphasize the previously considered idea to utilize retail-related synergies for a new business initiative (which had by that time been paused for further consideration).
On May 27, 2021, Grant Thornton met with Azzurro to discuss certain outstanding tax due diligence questions and send a follow-up list of questions and diligence requests following the call.

On June 10, 2021, Grant Thornton provided the initial findings of their tax due diligence of AB and the NOLs, which were reviewed by the Company and shared with the Special Committee. The draft tax due diligence report included an NOL schedule which estimated the total NOLs of AB to be $63,518,000 and stated that Grant Thornton did not anticipate material limitations, if any, related to the future use of the NOLs, although the report does not qualify as tax advice on any potential application of AB NOLs or any limitations on the use of such NOLs by the Company under the Internal Revenue Code related to a transaction with AB. The draft report addressed the potential limitation of NOLs under Code section 382, but not the potential application of section 269. Thereafter, the Company continued to coordinate with Grant Thornton and its auditors on a tax technical memo, which did review the application of section 269 as relevant to the proposed transaction.
On July 2, 2021, the Special Committee, along with its independent legal advisor, met with management, the Company’s auditors and Grant Thornton to review the potential transaction. The Special Committee focused particularly on the business purpose of the transaction, as they wanted to ensure that the various business justifications and main reasons for the potential transaction provided by management for acquiring AB aligned not only with the strategy of the Company, but also any requirements of the Internal Revenue Code. The Special Committee also took care to discuss in detail whether a potential transaction would be in the best interests of the stockholders. Questions were also raised concerning some of the outstanding assets still contained within AB, including assets relating to the historic retail business of AB, which the Special Committee and management had decided were no longer of interest to the Company. The Special Committee also discussed with Grant Thornton the standards of review that may govern its written tax advice regarding the transaction. The Special Committee also directed its independent legal adviser to contact a potential financial advisor to independently advise the Special Committee as to the fairness of a potential transaction.
At this point, although regular status updates had been provided to Azzurro, no formal negotiations had commenced and the Special Committee still had not determined whether they wanted to officially proceed with the potential transaction. Their main concern was whether the consideration requested by Azzurro was reasonable (pending any feedback from an independent financial advisor) for acquiring AB to further the business objectives of the Company, specifically the centralization of the Company’s licensing business and consolidation with the Database. The Special Committee had not yet engaged an independent financial advisor to limit expenses until they were certain that the transaction should continue to be considered.
Following the meeting, the Special Committee requested management to run additional analyses regarding whether any outstanding options held by Ralph Bartel, as an individual, should be included in the potential transaction. The Special Committee also requested an updated U.S. taxable income forecast and cash forecast, as some time had passed since the last analysis.
On July 12, 2021, management provided an updated copy of the technical memo to the Company’s auditors, RSM, for further review, including by their tax specialist. In furtherance of feedback from the Special Committee, management requested to understand the tax and accounting treatment of the potential transaction with AB.
On July 20, 2021, the Special Committee held a meeting with its independent legal adviser relating to the transaction. The purpose of the meeting was to discuss the status of the proposed transaction and the potential engagement of Stout Risius Ross LLC, or Stout, as an independent financial advisor to the Special Committee in connection with the transaction. The Special Committee considered Stout’s independence and the prior work performed by Stout for the independent directors of the board. Following discussion, as the Special Committee felt that the business justifications underlying the transaction were significant and in the best interests of the Company and its stockholders, the Special Committee directed the representatives of Ballard Spahr to move forward with engaging Stout as the Special Committee’s independent financial advisor, subject to negotiation of an acceptable engagement letter. The Special Committee also discussed the status of the proposed transaction and due diligence.
On August 2, 2021, management, the Special Committee and its independent legal advisor, the Company’s auditors and Grant Thornton received an update on Grant Thornton’s analysis of the tax and accounting treatment for the potential transaction, as well as Grant Thornton’s tax due diligence of AB. By this time, the Company’s due diligence of AB from a business and legal perspective had been completed, although management continued to provide regular updates to the Special Committee regarding the performance of the Database (activity, purchases, unsubscribe, etc.).

On August 5, 2021, the independent legal advisor to the Special Committee, management and Grant Thornton met to discuss additional questions from the Special Committee relating to the transaction and diligence of AB.
On August 13, 2021, the Special Committee and its independent legal and financial advisors as well as representatives of Stout met with management to receive updates from management on their diligence of AB on and the possible valuation for MTE’s assets. The Special Committee also received input from management regarding potential terms for the proposed transaction. The Special Committee then discussed such proposed terms and potential next steps with its independent legal adviser.
In mid-August 2021, the representatives of Ballard Spahr, the Special Committee’s independent legal advisor, proceeded to negotiate an engagement letter with the representatives of Stout to potentially engage them as independent financial advisors to the Special Committee for the potential transaction. Over the next few weeks, Grant Thornton continued to coordinate with the Company regarding its diligence and the technical memo.
On September 10, 2021, the Special Committee engaged Stout as their independent financial advisor to conduct an analysis regarding the fairness of the transaction from a financial standpoint to the Company and its stockholders.
On September 28, 2021, the Special Committee, along with its legal and financial advisor, met with management and Grant Thornton to discuss certain due diligence questions raised by Stout as it began to conduct its analysis.
On September 29, 2021, Stout provided the Special Committee with an initial draft of its analysis. The analysis reviewed the Company’s 1-year and 5-year stock performance and trading statistics and volume-weighted average prices of the Company’s shares of Common Stock for 5, 10, 15 and 20 trading days. The analysis also reviewed management’s U.S. taxable income forecast and the Company’s NOL utilization forecast analysis, along with an analysis of the asset of the membership database, to provide a preliminary estimate of the implied value of AB. For clarity, Grant Thornton did not opine on the valuation of AB, but only the potential utilization of the NOLs, which management reviewed along with its U.S. taxable income forecast and submitted to Stout. Stout also conducted an analysis of the proposed consideration to be included in the transaction. The Special Committee discussed with Stout whether a discount should be applied to restricted shares that would be issued in connection with the proposed transaction.
On October 11, 2021, management, representatives of Azzurro and the Special Committee’s independent legal advisor met to discuss the status of the potential transaction. Based on the conversation, there appeared to be a gap in the valuation of AB when comparing Stout’s analysis and the proposal provided by Azzurro, because, among other reasons, license fees had already been paid by the Company to MTE for the Database and the value of the Database was therefore lower than anticipated by management.
Management had further discussions with Stout and Grant Thornton regarding the estimated discount rate and effective tax rate utilized in Stout and Grant Thornton’s analyses. The Special Committee directed its advisors to communicate to Azzurro that the Company’s view on AB’s valuation had not changed, and that, as currently contemplated for the proposed transaction, Azzurro would need to provide additional value or assets, including cash, before the transaction could proceed further.
On October 19, 2021, Azzurro withdrew its proposal.
On November 12, 2021, management contacted the Special Committee and its independent legal advisor to discuss a potential alternative structure for an acquisition of AB to discuss with Azzurro.
On November 17, 2021, the Special Committee met with representatives of Ballard Spahr, its independent legal counsel, and members of management. At the meeting, management provided the Special Committee an update on certain developments and other strategic matters that may impact a potential transaction with AB. The Special Committee discussed potential options for changes to the AB transaction structure in light of management’s updates. In response to the discussion, the Special Committee requested additional information regarding such potential options from management

On November 24, 2021, the Company and Azzurro entered into a confidentiality agreement, with the intention of entering into further discussions regarding potential structuring of a transaction whereby the Company would acquire AB.
Also in November 2021, Travelzoo engaged with a financial advisor to begin evaluating other possible business combinations. In the context of the contemplated business combinations, the Company discussed with its independent financial advisor whether a possible acquisition of AB prior to a combination with a third party, with the aims of improving Travelzoo’s valuation and stock price and potentially consolidating Azzurro’s holdings of Travelzoo before entering into a stock transaction with the shareholders of any potential target, would ultimately be beneficial and in the best interests of the Company. The financial advisor ran various calculations and determined that a transaction with AB prior to any business combinations with an unrelated third party company would be beneficial as it would improve the Company’s financial statements and result in tangible equity value creation for shareholders of the Company. This, in addition to the original business justifications for an acquisition of AB, made the transaction attractive to the Company.
On December 8, 2021, Azzurro submitted a new proposal to the Special Committee for the Company to purchase AB in exchange for 650,000 shares of the Company and $7,000,000 in cash. Upon receipt of the updated proposal and the request of the Special Committee, management prepared an update as to the forecast numbers, the Company’s cash situation, and other open items from the previous review of a potential transaction with Azzurro.
On December 9, 2021, the Special Committee met with its independent legal and financial advisors. In light of the amount of cash requested as part of the proposal, the Special Committee was focused on ensuring that the Company had sufficient cash levels to support ongoing operations if it were to go ahead with the potential transaction and requested further information regarding the same be obtained from management. The Special Committee also discussed the additional work to be completed in order to evaluate Azzurro’s latest proposal and the related costs.
On December 10, 2021, Grant Thornton provided an updated tax analysis related to the Company based the new proposal. After extensive back-and- forth among the Special Committee, management and Grant Thornton, the Special Committee, along with its independent legal advisor, met first with management and then in an executive session to discuss the outstanding proposal and whether it would be feasible and in the best interests of the Company to enter into the newly proposed transaction and, if so, whether it was feasible and advisable to complete the transaction before the end of 2021. Management indicated that the transaction could bring immediate value to the Company in 2021 and also would allow the Company to be in a better position for other contemplated M&A activity, in terms of improved financial statements and potential equity value creation, as determined by the Company’s financial advisor.
With the authorization of the Special Committee, the Special Committee’s independent legal advisor engaged in discussions with representatives of Azzurro regarding potential terms for a transaction. Following various discussions, the Special Committee, through its independent legal advisor, informed representatives of Azzurro that it was prepared to accept Azzurro’s latest proposal at such time. However, it did not seem likely that the transaction would be able to be completed before the end of the year.
Accordingly, for reasons relating to timing, pricing, availability of management and the Special Committee during the holiday season and continued COVID recovery, the acquisition of AB was then paused for further consideration.
Potential Transaction with MTE (January 2022 through Present)
On January 3, 2022, MTE in support of the business objectives of Travelzoo pivoted to its Metaverse sourcing business, as discussed above.
In April 2022, two members of the Special Committee rotated off the Board due to long tenure on the Board and in support of corporate governance best practices. Also in April 2022, the Company elected two new independent directors to the Board, with the third independent director continuing from before.
On May 23, 2022, Azzurro submitted a new proposal to the Company no longer connected to AB’s historic retail business, but now centered on its Metaverse focus, for an issuance of 3,363,000 new shares of Common Stock of the Company in exchange for consideration comprised of 100% of the equity interests of MTE, a cash payment of $1,000,000 and a promissory note to be paid on or before December 31, 2022.

On May 24, 2022, the Board re-appointed the Special Committee via a unanimous written consent, which included the two recently elected independent directors and one independent director who previously served on the Special Committee, to determine whether a potential transaction as proposed by Azzurro would be in the best interests of the Company and its stockholders, other than Azzurro and its affiliates and to review, evaluate and negotiate the terms of any definitive agreements, as well as appoint independent legal, financial and other advisors, in their discretion. The new Special Committee agreed to re-appoint Ballard Spahr as its independent legal advisor and Stout as its independent financial advisor.
At this time, the Board, including the members of the Special Committee, were aligned on the strategy of Travelzoo entering the Metaverse experiences market and building its Travelzoo META subscription product. As explained previously regarding the Company’s and MTE’s Metaverse focus, the Board considered and determined that evaluating a transaction involving MTE to further the Company’s Metaverse business objectives was in the best interests of the Company and its shareholders. Management commenced updating the U.S. taxable income forecast and NOL utilization analysis for the benefit of the Special Committee. Management also coordinated with Grant Thornton on a further update of their technical memo to include more details surrounding the new transaction. Management also updated the presentation, previously provided to the Special Committee considering the former potential transaction, to account for the new view of management as to the updated potential transaction with MTE.
Management, with the approval of the Special Committee, also requested that Grant Thornton refresh its tax due diligence report previously conducted on AB, now that the entity had become MTE. Management also refreshed its calculations regarding the shares and proposed consideration and shared with the Special Committee and its independent legal advisor.
On June 18, 2022, the Special Committee, along with its independent legal advisor, met with management of the Company to discuss the potential transaction. The Special Committee authorized management of the Company to have informal discussions with various banking partners to understand potential terms for a financing transaction as an alternative to the proposed transaction. Following the meeting, the Special Committee requested that representatives of Ballard Spahr further review the tax analysis conducted by Grant Thornton in connection with a potential transaction with MTE.
The Special Committee also agreed that Company management in coordination with the representatives of Ballard Spahr should prepare an initial draft of a term sheet for the proposed transaction. On July 8, 2022, the Special Committee and its independent legal advisor met with members of Company management to review the proposed term sheet draft. A revised term sheet was provided to the Special Committee on July 14, 2022 in response to the Special Committee’s feedback. With the approval of the Special Committee, the Special Committee’s independent legal advisor sent the draft term sheet to Azzurro on July 18, 2022.
On August 22, 2022, the Special Committee’s independent legal advisor and the Company’s General Counsel met with a representative of Azzurro to discuss the term sheet. Following that conversation, Azzurro returned comments to the term sheet for review by the Special Committee.
On August 29, 2022, the Special Committee and its independent legal advisor met with the Company’s General Counsel to discuss Azzurro’s feedback on the term sheet. Following the call, an updated draft of the term sheet was circulated for review. After additional edits, the Special Committee confirmed to its independent legal advisor that the revised draft was approved and the Special Committee’s independent legal advisor sent the revised term sheet to Azzurro on September 8, 2022.
On September 7, 2022, the scope of services being provided pursuant to the Service Agreement was amended by mutual agreement of Azzurro and the Company.
On October 18, 2022, Grant Thornton provided a draft technical memo accounting for the new proposed transaction, which was now structured as an issuance of shares, with a merger included as consideration, instead of just a merger transaction.
On October 31, 2022, Azzurro responded to the Special Committee’s independent legal advisor with comments to the term sheet. On November 4, 2022, the Special Committee and its independent legal advisor met with members of management to review such comments to the term sheet and the Special Committee’s feedback. The Special Committee’s independent legal advisor and Company management prepared an updated term sheet based on the Special Committee’s comments. An updated draft of the term sheet was returned to Azzurro on November 10, 2022.
Azzurro provided comments to the term sheet to the Special Committee’s independent legal advisor on November 15, 2022. In the meantime, management of the Company worked to update the U.S. taxable income forecast and NOL utilization analysis in order for Stout to provide an updated analysis. Stout also conducted a review of the 5, 10, 15 and 20 trading day VWAPs of the Company’s stock price.
On November 15, 2022, Azzurro engaged Morrison Cohen LLP to act as its legal advisor in connection with the proposed transaction.
On November 17, 2022, management of the Company provided an updated U.S. taxable income forecast and NOL utilization analysis to the Special Committee and Stout.
On November 18, 2022, the Special Committee met with its independent legal advisor and management to discuss the latest term sheet. Management represented its view to the Special Committee that it would be beneficial to the Company if a transaction could be completed before the end of the year, primarily so that the Company could accelerate its Travelzoo META business, with the goal of engaging through MTE a number of creators to create a repository of Metaverse travel experiences to enable the subscription to launch as soon as possible in 2023 and secondarily so that the Company could gain some liquidity in Q4 through the cash being provided, and potentially any tax benefit from the NOLs that may be applied against the Company’s 2022 U.S. taxable income. Completing a transaction with MTE in 2022, if achievable, was determined by management and the Special Committee to be desirable in light of the Company’s negative net working capital. During an executive session, the Special Committee considered the feedback received from Azzurro on the term sheet and authorized the Company’s General Counsel and the Special Committee’s independent legal advisor to negotiate the remaining open items and finalize the term sheet as soon as possible. The Special Committee also provided its approval to begin preparation and negotiation of the draft Stock Purchase Agreement.
Following the meeting, the revised term sheet was delivered to Azzurro, which confirmed it had no further comments. The Company’s General Counsel, with authority granted by the Special Committee, and a representative of Azzurro, executed the nonbinding term sheet on November 18, 2022.
Thereafter, the Company’s General Counsel, along with the Special Committee’s independent legal advisor, prepared and negotiated the terms of the draft Stock Purchase Agreement with Azzurro and its counsel over the next week.
The Special Committee met on November 22, 2022, with its independent legal advisor and members of management to receive an update on the status of the Stock Purchase Agreement negotiations and provide input on certain open points. In light of feedback provided during such meeting, the Special Committee’s independent legal advisor continued negotiations with Azzurro. On November 23, 2022, the Special Committee held a meeting with its independent legal advisor and Stout, as well as, for a portion of the meeting, certain members of Company management, to present to the Special Committee Stout’s fairness analysis. The representatives of Stout reported that they were prepared to issue a fairness opinion if requested by the Special Committee.
From November 23 through 25, 2022, the Special Committee’s independent counsel, in coordination with management, continued negotiations with Azzurro in order to finalize the Stock Purchase Agreement. Also, on November 25, 2022, Stout delivered to the Special Committee its updated fairness analysis and fairness opinion, and the Special Committee approved the Stock Purchase Agreement subject to final changes agreed upon by the Special Committee.
On November 25, 2022, the Company’s General Counsel, with the unanimous approval of the Special Committee, and a representative of Azzurro executed the Stock Purchase Agreement.
On November 25, 2022, the Company filed a Form 8-K disclosing the execution of the Stock Purchase Agreement and then filed the preliminary proxy statement.

Description of the Stock Purchase Agreement
Consideration
On November 25, 2022, we entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Azzurro, providing for the issuance of 3,410,000 shares (the “Shares”) of common stock of the Company (the “Common Stock”), in exchange for consideration comprised of (a) $10 million, payable at the election of Azzurro, in cash or as a combination of no less than $2 million in cash and the remaining up to $8 million in the form of a secured promissory note; and (b) shares of common stock representing all of the outstanding equity securities of MTE, such that following the consummation of the proposed issuance, Azzurro and its affiliates will own greater than 50% of the Common Stock of the Company. The Stock Purchase Agreement contemplates that the offer and sale of the Shares will be made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) or another available exemption from registration.
The Stock Purchase Agreement contemplates an issuance price for the Shares equal to $5.88 per share (the “Issuance Price”), which was the 15-day volume-weighted average price (“VWAP”) of the shares of Common Stock of the Company as of the date of execution of the Stock Purchase Agreement calculated by Stout, which results in an aggregate purchase price for the issuance of the Shares of $20,050,800.
Purchase Price Adjustment
The Stock Purchase Agreement contains a purchase price adjustment, whereby if the Nasdaq closing stock price of the Company during the period between the signing of the Stock Purchase Agreement and the closing of the transactions contemplated under the Stock Purchase Agreement (the “Closing) increases or decreases by more than 10%, with such increase sustained for 15 consecutive trading days or more, then the Issuance Price shall be increased or decreased, as applicable, to the Company’s 15-day volume-weighted average price (VWAP) of the shares of Common Stock of the Company as of the date of Closing.
Registration of the Shares
Following the Closing, the Company shall file a registration statement covering the resale of the Shares by Azzurro issued in exchange for the cash consideration actually paid by Azzurro at Closing and MTE.
Representations and Warranties/Indemnification
The Stock Purchase Agreement contains customary representations and warranties surrounding MTE, the business of MTE and the NOLs and a corresponding right to indemnification of the Company by Azzurro. The Stock Purchase Agreement also contains customary indemnification provisions, including for breaches of representations and warranties made by MTE and Azzurro, including tax representations relating specifically to the NOLs. In the case of a Loss (as defined in the Stock Purchase Agreement), Azzurro would be required to indemnify the Company.
Conditions That Must Be Satisfied or Waived for the Issuance to Occur
The obligations of the parties to consummate the transactions contemplated by the Stock Purchase Agreement are subject to, among other things, the approval of the stockholders of the Company, that Azzurro and its affiliates have sufficient ownership so that upon the issuance of the Shares Azzurro and its affiliates will hold more than 50.0% of the Company. Azzurro is also obligated to resolve all outstanding shareholder loans in the financial statements of MTE in a manner satisfactory to the Company. Azzurro must also have sufficient ownership prior to the Closing so that upon the issuance of the Shares, Azzurro, together with its affiliates, shall have greater than 50.0% ownership (in order to allow potential utilization of the NOLs of MTE by the Company). The Stock Purchase Agreement also contains customary conditions to closing, such as requiring that no governmental authority shall have enacted any order which would make the transaction illegal, and that the representations, warranties and covenants of MTE, Azzurro and the Company shall be true and correct as of the Closing Date, and that the Investor, MTE and the Company shall have complied in all material respects with the Stock Purchase Agreement and any related agreements.
Termination
The Stock Purchase Agreement may be terminated at any time prior to the Closing upon the mutual written consent of the parties, by the Company if there is an increase in the Nasdaq closing stock price of the Company by 15% or more sustained for a period of 15 consecutive business days or more, and by Azzurro if there is a decrease in the Nasdaq closing stock price of the Company by 15% or more sustained for a period of 15 consecutive business days or more. The Stock Purchase Agreement contains an outside date of March 31, 2022, at which time, either party may terminate the Stock Purchase Agreement, with notice to the other party. There are no termination fees payable by either party in connection with a termination pursuant to the Stock Purchase Agreement or related agreements.
Standstill
The Stock Purchase Agreement provides that Azzurro may not, for the period of 12 months following the Closing Date and subject only to customary exceptions, sell, transfer or dispose any shares of the Company held by Azzurro if such sale, transfer or disposal would reduce the total number of shares of the Company held by Azzurro below 3,410,000 (with such minimum number of shares to be held by Azzurro not including any shares that are issued in the Issuance and pledged as collateral securing the Promissory Note).
The Stock Purchase Agreement is included as Annex A to this proxy statement. The description set forth herein is qualified in its entirety by the text of the Stock Purchase Agreement, which is incorporated by reference herein.
The Merger Agreement
The form of merger agreement (the “Merger Agreement”) attached to the Stock Purchase Agreement as Exhibit A provides that upon the closing of the Issuance, MTE will merge with and into a newly formed Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), with MTE as the surviving entity, and then, immediately following the merger of Merger Sub into MTE, and as part of the overall transaction, MTE will merge with and into a newly formed Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub LLC”) that will be disregarded as an entity separate from the Company, with Merger Sub LLC as the surviving entity. The Company will receive a final written opinion from Grant Thornton regarding the federal income tax treatment of the Company’s merger with MTE, specifically whether the Issuance and the Merger would be treated as a qualified stock purchase followed by a liquidation, whether the potential transaction would not result in an ownership change and whether the potential transaction would be subject to section 269, which tracks the technical memo provided over the course of the consideration of the transaction, subject to any changes required due to material changes in fact following the signing of the SPA.
The Promissory Note
Should Azzurro be unable to pay the full $10 million in cash at the closing of the Issuance (the “Closing”), the Company is willing to accept a portion of the Purchase Price in the form of a secured promissory note (the “Promissory Note”). The Promissory Note shall be full recourse, secured by a pledge of 2 million of the Shares, representing the principal value of the Promissory Note, plus a safety margin. The Promissory Note shall contain an interest rate of 12.0% per annum. An amount equal to the principal amount of the Promissory Note plus interest accrued thereon until March 15, 2023 minus $3 million shall be due on or before March 15, 2023, and the remaining $3 million plus accrued interest for the time from March 15, 2023 until June 30, 2023 shall be due on or before June 30, 2023. The principal amounts and interest owing under the Promissory Note may be prepaid by Azzurro without penalty.
In order to ensure the collateral under the Promissory Note remains at the right amount to provide sufficient security for Azzurro’s obligations while also not over-securing Azzurro’s obligations, there is an adjustment mechanism which allows the Company to increase and Azzurro to decrease the collateral proportionately in the case of a decrease or increase, as applicable, of the Nasdaq closing stock price of the Common Stock of 10% or more with such decrease or increase, as applicable, sustained for 15 consecutive business days or more.
Upon the occurrence of an Event of Default (as defined in the Promissory Note to include a default on payment obligations or insolvency), the Company may exercise all of the rights of a secured party under the Uniform Commercial Code, without demand, notice of any kind, etc.
The form of Promissory Note is included as Exhibit B to the Stock Purchase Agreement.
Why We Need Shareholder Approval
The Company is proposing the Issuance Proposal in order to comply with Nasdaq Listing Rule 5635(a) and 5635(d). Nasdaq Listing Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if any Substantial Shareholder (as defined by Rule 5635(e)(3)) in the consideration to be paid in the transaction and the potential issuance of common stock could result in an increase in the outstanding common shares of 5% or more. The Shares being issued, even solely in exchange for MTE and not considering the Shares issued in exchange for cash or the Promissory Note, constitute greater than 5% of the outstanding Common Stock.
Nasdaq Listing Rule 5653(d) requires stockholder approval prior to a 20% Issuance (meaning, a transaction other than a public offering, involving the issuance of Common Stock by a company, which equals 20% or more of the common stock outstanding before the issuance) at a price that is less than the Minimum Price (meaning the lower of the Nasdaq Official Closing Price immediately preceding the signing of the Stock Purchase Agreement or the 5-day trading average). The Shares being issued constitute approximately 27.5% of the Common Stock before the Issuance and the price of $5.88, which is based on the 15-day volume-weighted average price of the shares of Common Stock of the Company prior to the signing of the Stock Purchase Agreement, is less than the Minimum Price of $6.10.
Effect of the Issuance Proposal on Current Stockholders
We will issue shares of Common Stock that represent approximately 27.5% of our outstanding shares of Common Stock prior to the Issuance to Azzurro in the Issuance. When the Issuance occurs, Azzurro will have ownership of more than 50.0% of the Company. As a result, the percentage ownership of the Company held by each of our current stockholders will be smaller than such stockholder’s percentage ownership of the Company prior to the Issuance. Our current stockholders will, therefore, have proportionately less ownership and voting interests in the Company following the Issuance than they have now. In addition, if the value of the Shares is less than the value of the Company, then our existing stockholders will experience dilution in the value of their shares of Common Stock.
Interests of the Company’s Executive Officers and Directors in the Acquisition
When considering the recommendation of the Special Committee, you should be aware Azzurro is the Company’s largest stockholder and is wholly owned by The Ralph Bartel 2005 Trust, whose sole beneficiary is Ralph Bartel, a member of the Board of Directors of the Company. Mr. Ralph Bartel’s brother, Mr. Holger Bartel, is the Global Chief Executive Officer of the Company and is affiliated with MTE as a member of its board of directors.
The Special Committee have taken these additional interests into considerations and ensured that a fair process was followed to avoid any conflicts of interest. The members of the Special Committee are independent, dis-interested directors, with no affiliation to Mr. Ralph Bartel, Mr. Holger Bartel, Azzurro or MTE. The Special Committee appointed independent financial and legal advisors to advise on the proposed transaction and ensure its fairness to the Company and all of its stockholders, excluding Azzurro and its affiliates.
Vote Required
The approval of the Issuance Proposal requires the affirmative vote of a majority of the votes cast by the holders of Common Stock, voting together as a single class, as of the Record Date, present in person (which would include presence at a virtual meeting) or by proxy at the special meeting and entitled to vote thereon. Abstentions, broker non-votes and the failure to vote by proxy or in person (which would include presence at a virtual meeting) at the special meeting will have no effect on the approval of the Issuance Proposal.
Recommendation of the Special Committee of the Board of Directors
While the mechanics and purpose of the proposed transaction have evolved over time, the principal business reason for pursuing the Issuance and acquisition of MTE, in the opinion of management of the Company and the Special Committee, is to support and grow the Company’s business platform and opportunities in the important developing environment of Metaverse travel and entertainment, through direct ownership and control of MTE. Based on the insights and experiences gained over the period since the entry into the Service Agreement, in particular in relation to the uncertainty of expected subscriber numbers as well as expected margins, the Company’s management believes that the acquisition of MTE will likely be economically more attractive for the Company than continuing to pay the monthly fee and any future (and potentially very high) commission share under the Service Agreement. It is the further opinion of management and the Special Committee that the proposed transaction also presents the following economic benefits: (1) strengthening the Company’s balance sheet and working capital with a capital injection in the form of cash and a debt note; (2) the elimination of the monthly retainer fee ($25,000 per month) and commission (25% of paid membership sales once Travelzoo META launches) payable by the Company to MTE under the terms of the existing Service Agreement, which commission is expected to be significant; and (3) increasing available cash due to the anticipated reduction in federal income tax payments by the Company in the United States following the successful completion of the proposed transaction.
In combination with the other advantages presented by the proposed transaction, a capital raise by way of the Issuance appears superior to alternative options. Specifically, one alternative option of obtaining a debt facility (most likely a revolving credit facility) would, as confirmed by Travelzoo’s banking partner, come with considerable restrictions in the form of covenants and pledges of security interests over Travelzoo’s most valuable assets (cash, intellectual property, subsidiaries, etc.), neither of which are present in the proposed transaction.
The other alternative option of raising equity from existing stockholders other than Azzurro or new investors presents the disadvantage that such stockholders or investors, when invited to acquire a considerable stake in an issuance, will likely request a non-negligible discount on the VWAP of the Company’s Common Stock. A public offering, in turn, would be more costly than an issuance because of added legal and administrative requirements. Such alternative equity issuance would also not present the added economic advantages of the proposed transaction relating to MTE (elimination of payment obligations under service agreement; direct control over Metaverse experience scouting; potential utilization of MTE’s NOLs), nor would it further management’s strategic goal to ensure long term stability and continuity in the Company’s stockholder base on the basis of a robust corporate governance and compliance framework designed for a company with a controlling stockholder.
Additionally, and contrary to the outright acquisition of the database from MTE, MTE’s Metaverse scouting business is not an asset that could easily be bought by Travelzoo without acquiring MTE as a whole, since it is constituted of goodwill in the form of connections and contacts established on behalf of and in the name of MTE.
Management Projections
In connection with management and the Special Committee’s review of the Issuance and the Merger, management of the Company provided the Special Committee and its financial advisor, Stout, with forecasts of the expected US taxable income and utilization of the NOLs in three scenarios (scenario 1 – baseline; scenario 2 – moderate growth; and scenario 3 – slowest growth due to delayed recovery from the pandemic). The projected US taxable income and NOL utilization for each of the scenarios that management provided are as follows:
	2022	2023	2024	2025	2026	2027	2028	2029	2030	Total
Projected US Taxable Income
Scenario 1	$8,588,000	$15,884,700	$22,387,255	$24,919,705	$27,674,127	$29,450,928	$31,336,224	$33,336,422	$35,003,243	$228,580,604
Scenario 2	$8,588,000	$11,864,120	$16,158,356	$19,856,289	$21,031,202	$22,465,170	$23,989,957	$25,611,060	$26,891,613	$176,455,766
Scenario 3	$7,358,000	$9,172,100	$12,157,215	$15,080,518	$15,704,871	$16,530,209	$17,390,932	$18,288,421	$18,837,074	$130,519,340

Estimated NOL Utilization
Scenario 1	$8,588,000	$15,884,700	$22,387,255	$16,445,785	$—	$—	$—	$—	$—	$63,305,740
Scenario 2	$8,588,000	$11,864,120	$16,158,356	$19,856,289	$6,838,976	$—	$—	$—	$—	$63,305,740
Scenario 3	$7,358,000	$9,172,100	$12,157,215	$15,080,518	$19,537,907	$—	$—	$—	$—	$63,305,740

Cash Tax Savings (21.6%)
Scenario 1	$1,855,008	$3,431,095	$4,835,647	$3,552,290	$—	$—	$—	$—	$—	$13,674,040
Scenario 2	$1,855,008	$2,562,650	$3,490,205	$4,288,958	$1,477,219	$—	$—	$—	$—	$13,674,040
Scenario 3	$1,589,328	$1,981,174	$2,625,958	$3,257,392	$4,220,188	$—	$—	$—	$—	$13,674,040
For clarity, Grant Thornton has informed the Company that the above analysis assumes that 100% of the MTE NOLs are available for use by the Company and, although a discount to present value is applied, does not discount the value of the MTE NOLs for any risk of the Company not being able to use the MTE NOLs due to potential limitations under the Internal Revenue Code. Grant Thornton has informed the Company that use of the MTE NOLs may be subject to audit by the IRS and that the IRS may disagree with the Company’s position that the NOLs may be fully utilized, resulting in a whole or partial limitation on the use of the NOLs by the Company. Grant Thornton also has informed the Company that if the Company is unable to fully use the MTE NOLs as intended to reduce federal income tax obligations, Stout’s determination of the fairness of the Issuance from a financial point of view may be less than the value assumed in Stout’s opinion. Being aware of the foregoing, the Company negotiated for certain indemnities in the Stock Purchase Agreement to mitigate some of these potential risks.
Opinion of Stout Risius Ross, LLC
On November 25, 2022, Stout delivered its opinion to the Special Committee that, as of November 25, 2022 and based upon and subject to the factors and assumptions set forth therein, the aggregate consideration consisting of (a) $10 million, payable, at the election of Azzurro, in cash or as a combination of no less than $2 million in cash and up to $8 million in the form of a secured promissory note; and (b) shares of common stock representing all of the outstanding equity securities of MTE, to be paid for 3,410,000 shares of Common Stock was fair, from a financial point of view, to the Company.
Stout’s opinion was directed to the Special Committee and only addressed the fairness, from a financial point of view, of the consideration to be paid by the Company pursuant the Issuance. The opinion does not address any other aspect or implication of the Issuance. The summary of Stout’s opinion in this information statement is qualified in its entirety by reference to the full text of the written opinion. The full text of the written opinion of Stout, dated November 25, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Stout provided advisory services and its opinion for the information and assistance of the Special Committee in connection with its consideration of the Issuance. The Stout opinion is not a recommendation as to how any holder of the Company’s Common Stock should vote with respect to the Issuance or any other matter.
In arriving at its opinion, Stout reviewed, among other facts and data that they deemed relevant in reaching their conclusions:
a.	The draft of the Stock Purchase Agreement, dated November 24, 2022;
b.	The draft of the Secured Promissory Note agreement, received November 22, 2022, relating to the promissory note;
c.	The draft of the Memorandum Regarding Azzurro Issuance, prepared by Grant Thornton, dated October 18, 2022;
d.	The draft of the Tax Due Diligence Report prepared by Grant Thornton, dated June 2021;
e.	The draft of the Company Reorg Illustrative Plan, prepared by Grant Thornton, dated February 2021;
f.	Certain publicly available business and financial information relating to the Company that Stout deemed to be relevant;
g.	Certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including:
i.	certain information from the Company’s Form 10-K filings for the years ended December 31, 2017 through 2021 and Form 10-Q filing for the period ended September 30, 2022;
ii.
certain information from the Company’s internally prepared income statements for its U.S. operations for the fiscal years ended December 31, 2016 through 2021, and for the year-to-date periods ended September 30, 2021 and 2022;

iii.	certain information from the Company’s U.S. federal income tax returns for the fiscal years ended December 31, 2017 through 2021; and
iv.	financial projections relating to the Company’s U.S. operations as prepared by Company management for the fiscal years ending December 31, 2022 through 2030.
h.	The Service Agreement between MTE and Travelzoo (Asia) Limited, a wholly owned subsidiary of the Company, dated March 1, 2022;

i.	MTE’s federal income tax returns for the fiscal years ended December 31, 2018 and 2019, and internally prepared financial statements for the fiscal years ended December 31, 2011 through 2021;
j.	Publicly available financial data of certain companies with publicly traded equity securities that Stout deemed relevant;
k.	Discussions with the Company’s management and certain of its representatives concerning the business, industry, history, and prospects of the Company, MTE, the Issuance and related matters; and
l.
A certificate from senior management of the Company containing, among other things, representations regarding the accuracy of the information, data, and other material (financial or otherwise) provided to Stout by or on behalf of the Company.

No opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Stout was not requested to opine as to, and its opinion does not in any manner address the following: (i) the underlying business decision of the Company, its security holders, the Board, the Special Committee, or any other party to proceed with or effect the Issuance; (ii) the merits of the Issuance relative to any alternative business strategies that may exist for the Company or any other party or the effect of any other Issuances in which the Company or any other party might have engaged; (iii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Issuance or otherwise, except as expressly addressed in Stout’s opinion; (iv) the fairness of any portion or aspect of the Issuance to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, not specifically addressed in Stout’s opinion; (v) the solvency, creditworthiness or fair value of the Company or any other participant in the Issuance under any applicable laws relating to bankruptcy, insolvency or similar matters or (vi) how the Board, the Special Committee, the Company’s security holders or any other person should act with respect to the Issuance.
Stout’s opinion was intended to be utilized by the Special Committee as only one input to consider in its process of analyzing the Issuance. Further, Stout’s opinion was not intended to and does not constitute a recommendation to any security holder of the Company as to how such person should vote in regard to the Issuance. Moreover, Stout was not engaged to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Issuance, the assets, businesses or operations of MTE, the Company, or any other party, or any alternatives to the Issuance, or (ii) negotiate the terms of the Issuance.
Stout did not conduct a physical inspection of the Company’s or MTE’s facilities or assets. Stout assumed, with the consent of the Special Committee, that the final executed form of the Stock Purchase Agreement would not differ materially from the draft of the Stock Purchase Agreement that it examined, that the conditions to the Issuance as set forth in the draft of the Stock Purchase Agreement would be satisfied, and that the Issuance would be consummated on a timely basis in the manner contemplated by the draft of the Stock Purchase Agreement. Stout’s opinion was necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by Stout at the date of its opinion. Although subsequent developments may affect Stout’s opinion, Stout does not have any obligation to update, revise, or reaffirm its opinion. Stout reserves the right, however, to withdraw, revise, or modify its opinion based upon additional information that may be provided to or obtained by it after the date of its opinion that suggests, in Stout’s judgment, a material change in the assumptions upon which its opinion was based.
Stout’s opinion was furnished for the use and benefit of the Special Committee in connection with the Issuance, and is not intended to be used, and may not be used, for any other purpose, without Stout’s express, prior written consent. Stout has consented to the reproduction of its opinion in this information statement and to the inclusion of our summary of its opinion as it appears in this proxy statement.
Summary of Financial Analyses
In preparing its opinion to the Special Committee, Stout performed a variety of analyses, including those described below. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. Stout arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole. Stout did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by Stout, supported or failed to support its opinion as to the fairness, from a financial point of view, of the consideration to be paid by the Company pursuant to the Stock Purchase Agreement. Further, Stout did not specifically rely or place specific weight on any individual analysis. Rather, Stout believes that its analyses must be considered in their entirety, and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors together, could create a misleading or incomplete view of the processes underlying the analyses performed by Stout in connection with the preparation of its opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.
In rendering its opinion, Stout assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by the Company, or otherwise reviewed by or discussed with Stout without independent verification of such information. Stout’s opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of the Company and MTE, as of the date of its opinion, have not changed materially since September 30, 2022 and December 31, 2021, respectively, the dates of the most recent financial statements made available to Stout. Stout assumed, without independent verification, the accuracy of, and relied upon, the representations and warranties contained in the draft Stock Purchase Agreement that it reviewed. Stout assumed, without independent verification, that the financial forecasts and projections provided to Stout were prepared in good faith and reflect the best currently available estimate of the future financial results of the Company, and relied upon such projections in arriving at its opinion. Stout was not engaged to assess the reasonableness or achievability of these forecasts and projections or the assumptions upon which they were based. Stout expressed no view as to those forecasts, projections, or assumptions. Stout assumed that the Issuance would be consummated on the terms described in the draft Stock Purchase Agreement, without any waiver of any material terms or conditions by the parties to the draft Stock Purchase Agreement. Stout’s opinion was necessarily based on business, economic, market, and other conditions as they existed and could be evaluated by Stout at the date of its opinion.
Stout’s opinion was provided to the Special Committee in connection with its consideration of the proposed Issuance and was only one of many factors considered by the Special Committee in evaluating the proposed Issuance. Neither Stout’s opinion nor its analyses were determinative of the Issuance consideration or of the views of the Special Committee or management with respect to the Issuance or the consideration payable therein. The type and amount of consideration payable in the Issuance were determined through negotiation between the Company/the Special Committee and Azzurro. The decision to enter into the Issuance was solely that of the Special Committee.
The implied reference range values indicated by Stout’s analyses, and the estimates upon which they are based, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which assets, businesses or securities may actually be sold, which may depend on a variety of factors, many of which are beyond our control. Much of the information used in, and accordingly the results of, Stout’s analyses are inherently subject to substantial uncertainty.
The following is a summary of the material analyses reviewed by Stout with the Special Committee in connection with Stout’s opinion rendered on November 25, 2022. The order of the analyses below does not represent relative importance or weight given to those analyses by Stout. In addition, the analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Stout’s analyses.
Implied Value of the Consideration
For the purposes of its analysis, Stout calculated implied ranges of values for the consideration to be issued in the Issuance and compared these implied ranges of values of the consideration to the implied ranges of equity values to the Company contributed by Azzurro in the Issuance. The consideration consists of 3,410,000 shares of Common Stock in the Company.
In calculating the implied range of values of the consideration (the Shares), Stout considered the historical trading activity in the Company's Common Stock from November 24, 2021 through November 23, 2022. During this time period, the Common Stock of the Company traded in a range from $4.43 per share to $10.59 per share.

Stout considered the range of trading prices implied by a 20-day and a 10-day volume-weighted average price of $5.75 per share and $5.98 per share, respectively, as of November 23, 2022, as provided by Bloomberg L.P. Stout calculated a range of implied values for the Shares of $19.6 million to $20.4 million based on the 3,410,000 shares of Common Stock issued in the Issuance times the 20-day and 10-day volume weighted-average prices, respectively.
Discounted Cash Flow Analysis
The Company management represented that the Company was not expected to incur any incremental expenses from MTE following the Issuance. The Company management represented that the Travelzoo META business was still in the startup phase, and no financial projections for the business were available. However, the Company management stated that MTE’s costs associated with the Travelzoo META business approximated the monthly payment that the Company pays to MTE under the Service Agreement. Therefore, the measurable financial impact to the Company from the Issuance was the estimated tax savings from the net operating losses (“NOLs”) from MTE and the value of the cash or the cash and promissory notes contributed to the Company.
Stout performed a discounted cash flow analysis of tax benefits of the NOLs of MTE expected to be realized by the Company based on the Company management’s financial projections. In performing its discounted cash flow analysis, Stout calculated the present values of the Company’s estimated income tax savings, based on income tax rate of 21.6%, of the Company management’s projected utilization of the NOLs for the calendar years ending December 31, 2022 through December 31, 2027 for the base case scenario, the moderate case scenario, as well as the low case scenario. These scenarios are based on Company management's long-term forecasts. The estimated income tax savings for each of these scenarios were discounted to present value based on a range of discount rates of 16.75 % to 18.75%, which were based upon the Company’s estimated required return on equity. As the Company would receive $10 million in cash or a combination of cash and promissory notes and was not expected to assume any liabilities in the Issuance, the range of present values of the estimated tax savings plus $10 million resulted in the estimated range of implied equity values to the Company in the Issuance.
The Company’s estimated required return on equity used in the analysis was based upon information from various independent sources (including the Board of Governors of the Federal Reserve, Kroll Cost of Caputal Navigator™, Bloomberg L.P. and S&P Capital IQ, Inc.) concerning market risk-free interest rates, market equity risk premiums, equity betas, small stock risk premiums, and its assumed capital structure. Further, a current market risk adjustment and a company-specific risk premium were added to the cost of equity capital in order to account for unaccounted levels of systematic risk in the market (and the low yield for risk-free securities) as well as the heightened risk of regulation in areas of geographic concentration, respectively.
Based on the assumptions above, the discounted cash flow analysis resulted in the implied equity value reference ranges for the base case, moderate, and low case scenarios, as presented below, which were compared to the implied ranges of values of the consideration in the Issuance (the Shares) of $19.6 million to $20.4 million based on the 3,410,000 shares of Common Stock in the Company times the 20-day and 10-day volume weighted average prices of $5.75 per share and $5.98 per share, respectively.
Implied Equity Value to the Company
Base case scenario	$20.6 million - $20.9 million
Moderate case scenario	$20.1 million - $20.4 million
Low case scenario	$19.4 million - $19.8 million
After careful analysis, Stout provided an opinion to the Special Committee that the consideration to be paid by the Company in the Issuance is fair, from a financial point of view, to the Company.
Trading Range Analysis
Stout performed a trading range analysis with respect to the historical share prices of the Company’s Common Stock. Stout noted that the low and high closing trading prices per share of the Company’s Common Stock during the 52-week period ending on November 23, 2022 were $4.43 and $10.59. As of November 23, 2022, the closing price per share of common stock as reported by S&P Capital IQ was $6.29. Stout's review of the trading range was for reference only.

Other Matters
The Special Committee engaged Stout based on Stout’s experience and reputation. Stout is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. The issuance of Stout’s opinion was approved by an internal committee of Stout authorized to approve opinions of this nature. the Company has agreed to pay Stout a fee of $150,000 payable upon the issuance of its opinion and paid Stout a fee of $50,000 in connection with its engagement with the Special Committee related to its consideration of an Issuance involving AB. No portion of Stout’s fee was contingent upon the successful completion of the Issuance. Further, none of Stout’s employees who worked on the engagement had any known financial interest in the assets or equity of the Company, MTE or Azzurro or the outcome of the engagement. Stout has provided financial advisory services to the Special Committee and the Company within the last two years. During 2021, Stout served as financial advisor to the Special Committee in connection with another Issuance that the Special Committee considered. Stout received a customary fee this engagement and disclosed and discussed such engagement with the Special Committee prior to serving in its capacity for the Issuance. the Company has also agreed to reimburse Stout for certain expenses and to indemnify Stout and certain related parties against certain liabilities and other losses associated with any third-party claim (including security holder actions) relating to or arising as a result of Stout’s services or engagement.
THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND A
VOTE “FOR” THE ISSUANCE PROPOSAL.

APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

(Proposal No. 2)
We are asking our shareholders to consider and vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies in the event that the Company fails to receive a sufficient number of votes to approve the Issuance Proposal (the “Adjournment Proposal”). The Company currently does not intend to propose adjournment or postponement at the special meeting if there are sufficient votes to approve the Issuance Proposal.
Vote Required
The Adjournment Proposal will be approved if the votes cast in favor of the Adjournment Proposal exceed the votes cast opposing the Adjournment Proposal.
Recommendation of the Special Committee of the Board of Directors
THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND A VOTE “FOR” THE ISSUANCE PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the amount of our Common Stock beneficially owned as of November 22, 2022 by (a) each director of the Board of Directors, (b) each named executive officer, (c) all executive officers and directors as a group, and (d) each person known by the Company, as of November 22, 2022, to beneficially own more than 5% of the outstanding shares of Common Stock of the Company. In general, shares “beneficially owned” include those shares a person has or shares the power to vote, or the power to dispose of.
	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total(5)
Directors and Executive Officers
Ralph Bartel(1)	4,696,603	36.34%
Holger Bartel(2)	816,000	6.31%
Christina Sindoni Ciocca(3)	37,288	0.29%
Michael Karg	—	—
Volodymyr Cherevko	—	—
Carrie Liqun Liu	—	—
Wayne Lee(4)	3,000	0.02%
Directors and executive officers as a group (7 persons)	5,552,891	42.96%
*	Persons Owning More Than 5% of Common Stock
(1)
Ralph Bartel indirectly holds a controlling interest of Azzurro Capital Inc., which is the holder of 4,253,858 shares, through The Ralph Bartel 2005 Trust. Mr. Ralph Bartel holds 242,745 shares and 200,000 options that are exercisable on November 22, 2022 or become exercisable within 60 days of November 22, 2022.

(2)
Mr. Holger Bartel holds 600,000 options, 300,000 of which are exercisable on November 22, 2022 or become exercisable within 60 days of November 22, 2022. Mr. Holger Bartel holds 516,000 shares of Common Stock.

(3)
Ms. Christina Sindoni Ciocca holds 75,000 options, 25,000 of which are exercisable on November 22, 2022 or become exercisable within 60 days of November 22, 2022. Ms. Ciocca holds 12,288 shares of Common Stock.

(4)	Mr. Wayne Lee holds 3,000 shares of Common Stock.
(5)
For each person and group indicated in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 12,399,709 shares of Common Stock outstanding as of November 22, 2022, plus the number of shares of Common Stock that such person or group had the right to acquire within 60 days after November 22, 2022.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information into this document. This means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.
This document incorporates by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed previously with the SEC and contains important information about the Company and its financial condition, including information contained in our 2021 Annual Report under the captions “Financial Statements and Supplementary Data,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure,” and “Quantitative and Qualitative Disclosures about Market Risk.” A copy of the 2021 Annual Report accompanies this proxy statement.
This document also incorporates by reference the Amended and Restated By-laws of the Company filed with the Current Report on Form 8-K on April 5, 2022.
The Company will amend this proxy statement to include or incorporate by reference any additional documents that the Company may file with the Securities and Exchange Commission under Section 13(a), 13(e), 14, or 15(d) of the Exchange Act after the date of this document to the extent required to fulfill our disclosure obligations under the Exchange Act.

The Company will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by contacting Investor Relations, Travelzoo, 590 Madison Avenue, 35th Floor, New York, New York 10022 or by telephone at (646) 889-1857. This proxy statement and the 2021 Annual Report are available on the Internet at http://ir.travelzoo.com/financials-filings/annual-reports-and-proxies. These documents are also included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.
ADDITIONAL INFORMATION
We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. You are encouraged to review the annual report on Form 10-K, as amended, mailed along with these proxy materials, together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting Investor Relations, Travelzoo, 590 Madison Avenue, 35th Floor, New York, New York 10022 or by telephone at (646) 889-1857.
OTHER BUSINESS
The Board does not presently intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Special Meeting of Stockholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING
It is contemplated that the next annual meeting of stockholders will be held on or about April 25, 2023. Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with the rules and regulations adopted by the SEC. For a stockholder proposal to be included in the Company's proxy statement and identified in its form of proxy in connection with the Company's annual meeting of stockholders, it must be received by the Company at least 120 calendar days prior to the one-year anniversary of the date that the Company's proxy statement was released to the stockholders in connection with the previous year's annual meeting. As a result, stockholder proposals submitted for consideration at the 2023 annual meeting must be received no later than December 26, 2022, to be included in the 2023 proxy materials. Rule 14a-8 of the Exchange Act provides additional information regarding the content and the procedures applicable to the submission of stockholder proposals to be included in the Company's proxy materials for its next Annual Meeting.
Any such notice must be delivered or mailed to our Corporate Secretary, at Travelzoo, 590 Madison Avenue, 35th Floor, New York, NY 10022.

HOUSEHOLDING
We have adopted a procedure approved by the SEC called “householding”. Under this procedure, a householding notice will be sent to stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials, and they will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to not participate in householding and continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding will continue to receive a separate proxy card.
The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder participating in householding. Stockholders who share an address with other stockholders and are eligible for householding, but currently receive multiple copies of our annual reports and proxy statements, or who have multiple accounts in their names, can authorize us to discontinue mailings of multiple annual reports and proxy statements. Requests for additional copies, or requests for a single copy to be delivered to a shared address should be directed to Investor Relations, Travelzoo, 590 Madison Avenue, 35th Floor, New York, New York 10022 or by telephone at (646) 889-1857.
590 Madison Avenue, 35th Floor
New York, NY 10022

EXHIBIT INDEX
Exhibit	Description
ANNEX A	Stock Purchase Agreement entered into on November 25, 2022 by and between Travelzoo and Azzurro Capital Inc.
ANNEX B	Stout Risius Ross, LLC Opinion Letter delivered to Special Committee of the Board of Directors of Travelzoo on November 25, 2022

Annex A
STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”), dated as of November 25, 2022, is entered into between Travelzoo, a Delaware corporation (the “Company”), and Azzurro Capital Inc., a company organized under the laws of the Cayman Islands (the “Investor”).
Recitals
WHEREAS, as of the date hereof, the Investor and its affiliates are the Company’s largest shareholders, holding 36.26% of the Company’s outstanding common stock in the aggregate;
WHEREAS, a Special Committee of the Board of Directors of the Company (the “Special Committee”), comprised solely of independent directors, with the advice of independent legal counsel and independent financial advisors, has deemed it advisable and in the best interests of the Company and its stockholders to authorize the issuance and sale of 3,410,000 shares of common stock (the “Shares”) to the Investor, subject to the terms and conditions herein, including approval of the stockholders of the Company; and
WHEREAS, in exchange for the Shares, the Investor shall provide consideration comprised of cash, a Promissory Note and shares of common stock representing all of the outstanding equity securities of Metaverse Travel Experiences, Inc., a New York corporation (“MTE”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
Definitions
The following terms have the meanings specified or referred to in this ARTICLE I:
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Documents” means the Merger Agreement and any ancillary documents related thereto, including the Certificate of Merger (as defined in the Merger Agreement) and the Promissory Note, and any other agreements ancillary to this Agreement.
“Annual Financial Statements” has the meaning set forth in Section 5.06.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.
“Cash Purchase Price” has the meaning set forth in Section 2.02(a).
“Closing” has the meaning set forth in Section 2.05.
“Closing Date” has the meaning set forth in Section 2.05.
“Closing Issuance Price” has the meaning set forth in Section 2.04.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” has the meaning set forth in Section 3.02.
“Company” has the meaning set forth in the recitals.
“Company Board Recommendation” has the meaning set forth in Section 3.03(b).
“Company Charter Documents” has the meaning set forth in Section 3.04.

“Company SEC Documents” has the meaning set forth in Section 3.06.
“Confidentiality Agreement” means the Confidentiality Agreement, entered into as of November 24, 2021, between the Investor and the Company.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Direct Claim” has the meaning set forth in Section 10.04(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by the Investor and MTE concurrently with the execution and delivery of this Agreement.
“Dollars or $” means the lawful currency of the United States.
“Downward Adjustment Trigger” has the meaning set forth in Section 2.04(b).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Filing Deadline” has the meaning set forth in Section 6.01(a).
“Financial Advisor” means the independent financial advisor to the Special Committee, Stout Risius and Ross, LLC.
“Financial Statements” has the meaning set forth in Section 6.06.
“Form S-1 Shelf” has the meaning set forth in Section 6.01(a).
“Form S-3 Shelf” has the meaning set forth in Section 6.01(a).
“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in ARTICLE III, ARTICLE IV or ARTICLE V, made by such party, (a) with respect to the Company, to the Company's actual knowledge, (b) with respect to the Investor, to the Investor's actual knowledge, or (c) with respect to MTE, to MTE’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).
“Indemnified Party” has the meaning set forth in Section 10.04.
“Indemnifying Party” has the meaning set forth in Section 10.04.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (g) rights of publicity; and (h) all other intellectual or industrial property and proprietary rights.
“Interim Balance Sheet” has the meaning set forth in Section 5.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 5.06.
“Interim Financial Statements” has the meaning set forth in Section 5.06.
“Interruption Period” has the meaning set forth in Section 6.02(c).
“Investor” has the meaning set forth in the preamble.
“Investor Charter Documents” has the meaning set forth in Section 4.03.
“Issuance Price” means $5.88 (representing the 15 day volume weighted average price per share of the Company’s common stock immediately prior to the date of this Agreement).
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party; provided, further, that “Losses” shall include any amounts attributable to any inability by the Company to utilize the NOLs as a result of a breach of representation of Investor or MTE contained herein.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or MTE, as applicable, or (b) the ability of the Company or MTE, as applicable, to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company or MTE, as applicable, operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.04; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company or MTE, as applicable, compared to other participants in the industries in which the Company or MTE, as applicable, conducts its businesses.
“Material Contracts” has the meaning set forth in Section 5.09(a).

“Merger” means the merger of MTE with and into a subsidiary of the Company, as set forth in further detail in the Merger Agreement;
“Merger Agreement” means that certain form of merger agreement pursuant to which MTE will be merged with and into a wholly owned subsidiary of the Company, in the form attached as Exhibit A.
“MNPI” has the meaning set forth in Section 4.05(c).
“MTE” has the meaning set forth in the recitals.
“MTE Common Stock” means the common stock, par value $0.01 per share, of MTE.
“MTE Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.
“MTE IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which MTE is a party, beneficiary or otherwise bound.
“MTE IP Registrations” means all MTE Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.
“Nasdaq” means the Nasdaq Stock Market.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 5.10.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Post-Closing Taxes” means Taxes of MTE for any Post-Closing Tax Period.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Pre-Closing Taxes” means Taxes of MTE for any Pre-Closing Tax Period.
“Private Placement” means the purchase by Investor of the Shares for the Purchase Price on the terms reflected in this Agreement.
“Promissory Note” means that certain promissory note issued by the Investor pursuant to this Agreement in the form attached hereto as Exhibit B.
“Purchase Price” has the meaning set forth in Section 2.02.
“Registrable Securities” means the Shares issued in the Private Placement; provided that any such shares shall cease to constitute “Registrable Securities” upon the earliest to occur of (i) the date on which such shares are disposed of pursuant to an effective Registration Statement under the Securities Act or pursuant to Rule 144 (or any similar provisions then in force) of the Securities Act, (ii) the date on which such shares cease to be outstanding, (iii) the date on which such shares have been transferred in a transaction in which the Investors’ rights under this Agreement are not assigned in accordance with the terms of this Agreement to the transferee of such shares, (iv) that date that such shares are freely saleable under Rule 144 (or any similar provisions then in force), and (v) the third anniversary of the date hereof.
“Real Property” means the real property leased or subleased by MTE, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Requisite Company Vote” has the meaning set forth in Section 3.03(a).
“Resignation Letter” means a letter of resignation from Mr. Ralph Bartel, whereby Mr. Bartel agrees to resign as a director and Chairman of the Board of the Company for so long as the Promissory Note and any payments due thereunder remain outstanding.
“S-1 Shelf Filing Deadline” has the meaning set forth in Section 6.01(a).
“S-3 Shelf Filing Deadline” has the meaning set forth in Section 6.01(a).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Shareholder Loans” means the shareholder loans between Investor and MTE and Ralph Bartel and MTE, respectively.
“Shares” has the meaning set forth in the recitals.
“Shelf Period” has the meaning set forth in 6.01(c).
“Shelf Registration Statement” has the meaning set forth in Section 6.01(a).
“Shelf Registration Statement Amendment” has the meaning set forth in Section 6.01(b).
“Special Committee” has the meaning set forth in the recitals.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than 50% of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim or refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 10.04(a).
“Upward Adjustment Trigger” has the meaning set forth in Section 2.04(a).
ARTICLE II
Purchase and sale
Section 2.01 Purchase and Sale; Private Placement. On and subject to the terms and conditions set forth herein, at the Closing, the Investor agrees to purchase, and the Company agrees to issue and sell to the Investor, the Shares at a price per share equal to the Issuance Price, which aggregate Issuance Price shall be paid by the Investor in accordance with Section 2.02. The offer and sale of the Shares purchased in the Private Placement will be made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act.

Section 2.02 Purchase Price. The aggregate purchase price for the issuance of the Shares shall be $19,982,600 (NINETEEN MILLION NINE HUNDRED EIGHTY TWO THOUSAND SIX HUNDRED DOLLARS (the “Purchase Price”), which shall be paid by the Investor as follows:
(a) $10,000,000 (TEN MILLION DOLLARS), or at Investor’s option, a lesser amount but in no event less than $2,000,000 (TWO MILLION DOLLARS), in cash (such amount, the “Cash Purchase Price”);
(b) If the Investor elects for the Cash Purchase Price to be less than $10,000,000, then a Promissory Note with an original principal amount equal to the difference between $10,000,000 and the Cash Purchase Price; provided, that, for the avoidance of doubt, if the Investor pays the full $10,000,000 of the Cash Purchase Price at the Closing, then no Promissory Note is required as part of the Purchase Price; and
(c) all of the outstanding capital stock of MTE, free and clear of all Encumbrances.
Section 2.03 Transactions to be Effected at the Closing.
(a) At the Closing, the Investor shall deliver (or cause to be delivered) to the Company:
(i) the Cash Purchase Price, by wire transfer of immediately available funds to an account designated in writing by the Company to Investor;
(ii) the Promissory Note, if applicable, duly executed by Investor;
(iii) if the Promissory Note is included as part of the Purchase Price, the Resignation Letter, duly executed by Mr. Ralph Bartel;
(iv) a copy of the Merger Agreement and any documents contemplated thereby or related thereto, duly executed by MTE or the Investor, as applicable;
(v) a certificate by a duly authorized officer as to the matters set forth in Sections 9.03(a)-(c); and
(vi) all other agreements, documents, instruments or certificates required to be delivered by the Investor at or prior to the Closing pursuant to Section 9.02of this Agreement.
(b) At the Closing, the Company shall deliver to Investor:
(i) evidence of book-entry issuance of the Shares to the Investor, upon receipt of the Cash Purchase Price and Promissory Note, if applicable, and consummation of the Merger, delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company;
(ii) a copy of the Merger Agreement and any documents contemplated thereby or related thereto duly executed by the Company; and
(iii) all other agreements, documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 9.03 of this Agreement.
Section 2.04 Purchase Price Adjustment.
(a) On the Closing Date, the Purchase Price shall be adjusted upwards if the average Nasdaq closing stock price of the Company during the period between the date of this Agreement and the Closing Date increases by ten percent (10%) or more of the Issuance Price for a consecutive 15 Business Day or more period (the “Upward Adjustment Trigger”). In the event of the Upward Adjustment Trigger, the Issuance Price shall be increased to the Closing Issuance Price (as defined below), which increase shall result in a corresponding increase in the aggregate Purchase Price. Unless otherwise agreed by the Parties, the Purchase Price shall be adjusted pursuant to this Section 2.04(a) by increasing the amount of principal and collateral of the Promissory Note. For purposes hereof, the “Closing Issuance Price” shall be calculated as follows: the value weighted average of the Nasdaq closing stock price of the Company during the 15-day period prior to Closing.
(b) On the Closing Date, the Purchase Price shall be adjusted downwards if the average Nasdaq closing stock price of the Company during the period between the date of this Agreement and the Closing Date decreases by ten percent (10%) or more of the Issuance Price, for a consecutive 15 Business Day or more period (the “Downward Adjustment Trigger”). In the event of the Downward Adjustment Trigger, the Issuance Price shall be decreased to the Closing Issuance Price, which decrease shall result in a corresponding decrease in the aggregate Purchase Price. Unless otherwise agreed by the Parties, the Purchase Price shall be adjusted pursuant to this Section 2.04(b) by decreasing the amount of principal and collateral of the Promissory Note.
Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the Private Placement and transactions related thereto as contemplated hereby shall take place at a closing (the “Closing”), no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE IX have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or at such other time or on such other date or at such other place as the Company and the Investor may mutually agree upon in writing (the day on which the Closing takes place being, the “Closing Date”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the Company SEC Documents (excluding in each case any disclosures set forth in the risk factors or “forward-looking statements” section of such Company SEC Documents, and any other disclosures included therein to the extent they are predictive or forward-looking in nature), the Company hereby represents and warrants to the Investor (unless otherwise set forth herein, as of the date hereof) as set forth below:
Section 3.01 Organization and Qualification. The Company has been incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware, has the corporate power and authority to own, lease or operate its property and to conduct its business in which it is currently engaged and presently proposes to engage and is qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that any such failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or the Company’s ability to perform its obligations under this Agreement.
Section 3.02 Capitalization. The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of which 13,094,738 shares are issued, 12,399,709 shares are outstanding and 3,410,000 shares constitute the Shares to be issued pursuant to this Agreement. All of the Shares have been duly authorized and will, at the Closing, be validly issued, fully paid and non-assessable, and free and clear of all Encumbrances.
Section 3.03 Authority; Board Approval.
(a) The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote of the majority of shares present in person or represented by proxy at a shareholder meeting with a proper quorum and entitled to vote on the matter s (“Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Private Placement and the Merger and the other transactions contemplated hereby and thereby, subject only to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company's capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Private Placement and the Merger and consummate the Private Placement and the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.
(b) The Special Committee, by resolutions duly adopted by unanimous vote at a meeting of all independent directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Private Placement and the Merger, are fair to, and in the best interests of, the stockholders of the Company, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Merger Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) approved and declared advisable the transactions contemplated by this Agreement, including the Private Placement; (iv) directed that this Agreement, the Merger Agreement and all Ancillary Agreements be submitted to the stockholders of the Company for adoption, and (v) resolved to recommend that the stockholders of the Company adopt this Agreement, the Merger Agreement and all Ancillary Agreements (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company.
Section 3.04 No Conflict. Neither the offer and sale of the Shares as part of the Private Placement nor the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement or the transactions contemplated hereby will conflict with, result in a violation of or default under, or the imposition of any Encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to the Articles of Incorporation or other organizational documents, each as amended, of the Company or any Subsidiary of the Company (the “Company Charter Documents”).
Section 3.05 Issuance; Valid Issuance. The Shares to be issued in connection with the consummation of the Private Placement and pursuant to the terms of this Agreement will, when issued and delivered at the Closing, be duly authorized by all necessary corporate action on the part of the Company and validly issued and shall be fully paid and non-assessable, and such Shares will be free and clear of all Transfer Taxes and Encumbrances (other than transfer restrictions imposed hereunder, under the Articles of Incorporation or by applicable Law). Assuming the accuracy of the representations and warranties of the Investor set forth in Article IV, the issuance and sale of such Shares to the Investor in the manner contemplated by this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act.
Section 3.06 Compliance with SEC Filings. The Company has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since 2001 (all such documents together with all other forms, documents and reports filed or furnished by the Company with the SEC, including the exhibits thereto and documents incorporated by reference therein, and together with the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2022 in substantially the form and substance provided to the Investor prior to the execution and delivery of this Agreement, the “Company SEC Documents”). As of their respective SEC filing dates or, if amended, as of the date of such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) included any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 3.07 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Shares, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Investor or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Investor acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Investor or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to such Investor or any of its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Private Placement or any other transactions or potential transactions involving the Company and the Investor.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR
The Investor hereby represents and warrants to the Company (unless otherwise set forth herein) as set forth below:
Section 4.01 Organization and Qualification of the Investor. The Investor is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has full corporate power and authority to own and freely transfer and dispose of part or all of its holdings in shares of common stock of the Company.
Section 4.02 Authority; Board Approval.
(a) The Investor has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Investor of this Agreement and any Ancillary Document to which it is a party and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Investor and no other corporate proceedings on the part of the Investor are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Private Placement, the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Investor, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms. When each Ancillary Document to which the Investor is or will be a party has been duly executed and delivered by the Investor (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Investor enforceable against it in accordance with its terms.
(b) The Investor’s Board of Directors (or equivalent governing body), by resolutions duly adopted by unanimous vote at a meeting of all directors (or equivalent functions) of the Investor duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Private Placement and the Merger, are fair to, and in the best interests of, the stockholders of the Investor, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that this Agreement, the Merger Agreement and all Ancillary Agreements be submitted to the stockholders of the Investor for adoption, and (iv) resolved to recommend that the stockholders of the Investor adopt this Agreement, the Merger Agreement and all Ancillary Agreements and directed that such matter be submitted for consideration of the stockholders of the Investor.
Section 4.03 No Conflicts; Consents. The execution, delivery and performance by the Investor of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Private Placement and the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Investor (“Investor Charter Documents”); or (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Investor. Subject to Section 4.02, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Investor in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of certain of the Ancillary Documents with the Secretary of State of Delaware and the Department of State of the State of New York, as applicable.

Section 4.04 Investment Purpose. The Investor is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Investor acknowledges that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Investor is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 4.05 Sophistication; Investigation.
(a) Subject to the Company’s obligations pursuant to Sections 6.01 and 6.02, the Investor acknowledges that the Shares have not been registered under the Securities Act or under any state or other applicable securities laws. The Investor (i) acknowledges that it is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (ii) is a sophisticated institutional investor with extensive knowledge and experience in financial and business matters in investments of this type such that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision and (iii) (1) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Shares and (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access. The Investor has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Shares, and to protect its own interest in connection with such investment. The Investor is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act and/or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. The Investor understands and is able to bear any economic risks associated with its investment in the Shares (including the necessity of holding such shares for an indefinite period of time and including an entire loss of its investment in the Shares). The Investor hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and the Investor has independently evaluated the merits and risks of its decision to enter into this Agreement, is consummating the transactions contemplated by this Agreement with a full understanding, based exclusively on its own independent review, investigation and analysis, of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks, and disclaims reliance on any representations or warranties (except for the representations and warranties expressly set forth in Article III), either expressed or implied, by or on behalf of the Company.
(b) The Investor acknowledges and understands that the Company has not been requested to provide, and has not provided, the Investor with any advice with respect to the Shares, and such advice is neither necessary nor desired. The Investor agrees that it is not relying on any investigation of any advisor to the Company and any advisor to the Company shall have no liability to the Investor in connection with the Private Placement for Shares.
(c) The Investor acknowledges and understands that (i) the Company and its advisors may possess material nonpublic information (“MNPI”) regarding the Company or its Subsidiaries not known to the Investor that may impact the value of the Shares and (ii) the Company is not disclosing such information to the Investor at the Investor’s request. The Investor understands, based on its experience, the disadvantage to which the Investor is subject due to the disparity of information between the Company and its advisors, on the one hand and the Investor on the other hand. Notwithstanding such disparity, the Investor has deemed it appropriate to enter into this Agreement and to consummate transactions contemplated hereby. Accordingly, except in the case of Fraud, the Investor agrees that the Company and its advisors shall have no liability to the Investor whatsoever due to or in connection with the Company’s use or non-disclosure of MNPI regarding the Company not known to the Investor.
Section 4.06 Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, the Investor has not, nor has any Person acting on behalf of or pursuant to any understanding with the Investor, directly or indirectly executed any purchases or sales, including short sales, of the securities of the Company during the period commencing as of the time that such the Investor first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms, which terms include definitive pricing terms, of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Other than to other Persons party to this Agreement or to such Purchaser’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).
Section 4.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Investor.
Section 4.08 Sufficiency of Funds. The Investor has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Purchase Price and consummate the transactions contemplated by this Agreement.
Section 4.09 No Other Representations or Warranties. Except for the representations and warranties made in this Article IV, neither the Investor nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Investor, is Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MTE
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Investor and MTE represent and warrant to the Company as set forth below:
Section 5.01 Organization and Qualification of MTE. MTE is a corporation duly organized, validly existing and in good standing under the Laws of the state of New York and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 5.01 of the Disclosure Schedules sets forth each jurisdiction other than New York in which MTE is licensed or qualified to do business, and MTE is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure of such qualification would not have a Material Adverse Effect.
Section 5.02 Authority; Board Approval.
(a) MTE has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the Investor, its sole shareholder, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by MTE of this Agreement and any Ancillary Document to which it is a party and the consummation by MTE of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of MTE and no other corporate proceedings on the part of MTE are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the approval of the Investor as sole shareholder of MTE. The vote of the Investor is the only vote or consent of the holders of any class or series of MTE's capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by MTE, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of MTE enforceable against MTE in accordance with its terms. When each Ancillary Document to which MTE is or will be a party has been duly executed and delivered by MTE (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of MTE enforceable against it in accordance with its terms.

(b) The MTE Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of MTE duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the stockholders of MTE, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the Merger Agreement be submitted to the stockholders of MTE for adoption, and (iv) resolved to recommend that the stockholders of MTE adopt the Merger Agreement and directed that such matter be submitted for consideration of the stockholders of MTE.
Section 5.03 No Conflicts; Consents. The execution, delivery and performance by MTE of the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of MTE (“MTE Charter Documents”); (ii) subject to Section 5.02, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to MTE; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which MTE is a party or by which MTE is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of MTE; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of MTE. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to MTE in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of certain of the Ancillary Documents with the Secretary of State of Delaware and the Department of State of the State of New York.
Section 5.04 Capitalization.
(a) The authorized capital stock of MTE consists of 5,000,000 shares, of which 1,238,000 shares are issued and outstanding as of the date hereof. The Investor is the registered and beneficial owner of all outstanding shares. The shares are certificated and all certificates are held by the Investor. MTE has no classes of capital stock other than MTE Common Stock. Except as set forth on Section 5.04 of the Disclosure Schedules, MTE has no outstanding of capital stock or other equity securities.
(b) No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of MTE is authorized or outstanding, and there is no commitment by MTE to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of MTE or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of MTE Common Stock.
(c) All issued and outstanding shares of MTE Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, MTE Charter Documents or any agreement to which MTE is a party; and (iii) free of any Encumbrances created by MTE in respect thereof. All issued and outstanding shares of MTE Common Stock were issued in compliance with applicable Law.
(d) No outstanding MTE Common Stock is subject to vesting or forfeiture rights or repurchase by MTE. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to MTE or any of its securities.
(e) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of MTE were undertaken in compliance with MTE Charter Documents then in effect, any agreement to which MTE then was a party and in compliance with applicable Law.
(f) MTE does not hold any capital stock or other equity securities of any other entity.

Section 5.05 No Subsidiaries. MTE does not own or have any interest in any shares or have an ownership interest in any other Person.
Section 5.06 Financial Statements. Complete copies of MTE's financial statements consisting of the balance sheet of MTE as at December 31, 2021 in each of the years 2020, 2019 and 2018 and the related statements of income and retained earnings, and stockholders' equity for the years then ended (the “Annual Financial Statements”), and financial statements consisting of the balance sheet of MTE as at September 30, 2022 and the related statements of income and retained earnings, and stockholders' equity for the nine-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to the Company. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of MTE, and fairly present in all material respects the financial condition of MTE as of the respective dates they were prepared and the results of the operations of MTE for the periods indicated. The balance sheet of MTE as of September 30, 2022 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. MTE maintains a standard system of accounting established and administered in accordance with GAAP.
Section 5.07 Undisclosed Liabilities. MTE has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount. Except as set forth on Section 5.07 of the Disclosure Schedules, there is no outstanding Indebtedness.
Section 5.08 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to MTE, any:
(a) event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b) amendment of the MTE Charter Documents;
(c) split, combination or reclassification of any shares of its capital stock;
(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;
(f) material change in any method of accounting or accounting practice of MTE, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(g) material change in MTE's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(h) entry into any Contract that would constitute a Material Contract;
(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements;

(k) transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;
(l) abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in MTE Intellectual Property;
(m) material damage, destruction or loss (whether or not covered by insurance) to its property;
(n) any capital investment in, or any loan to, any other Person;
(o) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which MTE is a party or by which it is bound;
(p) any material capital expenditures;
(q) imposition of any Encumbrance upon any of MTE properties, capital stock or assets, tangible or intangible;
(r) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;
(s) hiring or promoting any person;
(t) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(u) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;
(v) entry into a new line of business or abandonment or discontinuance of existing lines of business;
(w) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(x) purchase, lease or other acquisition of the right to own, use or lease any property or assets, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;
(y) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or
(z) action by MTE to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Company in respect of any Post-Closing Tax Period; or
(aa) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 5.09 Material Contracts.
(a) Section 5.09(a) of the Disclosure Schedules lists each of the following Contracts of MTE (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 5.10 of the Disclosure Schedules and all Company IP Agreements set forth in Section 5.12(b) of the Disclosure Schedules, being “Material Contracts”):
(i) each Contract of MTE involving aggregate consideration in excess of $20,000;

(ii) all Contracts that require MTE to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(iii) all Contracts that provide for the indemnification by MTE of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(v) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which MTE is a party;
(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which MTE is a party;
(vii) all leases for leased Real Property or Contracts with leasehold interests or lease payments owed by or owing to MTE;
(viii) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of MTE;
(ix) all Contracts that limit or purport to limit the ability of MTE to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x) any Contracts to which MTE is a party that provide for any joint venture, partnership or similar arrangement by MTE;
(xi) all collective bargaining agreements or Contracts with any Union to which MTE is a party; and
(xii) all other Contracts that are material to MTE and not previously disclosed pursuant to this Section 5.09(a).
(b) Each Material Contract is valid and binding on MTE in accordance with its terms and is in full force and effect. None of MTE or, to MTE's knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Company.
Section 5.10 Title to Assets; Real Property.
(a) MTE does not own or lease any Real Property.
(b) MTE has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Interim Financial Statements or acquired after the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i) those items set forth in Section 5.10(a) of the Disclosure Schedules;
(ii) liens for Taxes not yet due and payable;
(iii) mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of MTE; or
(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of MTE.

Section 5.11 Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of MTE are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are currently being used, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
Section 5.12 Intellectual Property.
(a) Section 5.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all MTE IP Registrations (ii) all unregistered Trademarks included in MTE Intellectual Property; and (iv) all other MTE Intellectual Property used or held for use in MTE's business as currently conducted.
(b) Section 5.12(b) of the Disclosure Schedules contains a correct, current and complete list of all MTE IP Agreements, separately identifying MTE IP Agreements: (i) under which MTE is a licensor or otherwise grants to any Person any right or interest relating to any MTE Intellectual Property; (ii) under which MTE is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to MTE's ownership or use of Intellectual Property. MTE has provided the Company with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all MTE IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each MTE IP Agreement is valid and binding on MTE in accordance with its terms and is in full force and effect. Neither MTE nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any MTE IP Agreement.
(c) MTE is the sole and exclusive legal and beneficial owner, or has a valid license to use all Intellectual Property used or held for use in or necessary for the conduct of MTE's business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. MTE has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with MTE.
(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, MTE's right to own or use any Company Intellectual Property or Licensed Intellectual Property.
(e) All of MTE Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. MTE has taken all necessary steps to maintain and enforce MTE Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in MTE Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.
(f) The conduct of MTE's business as currently and formerly conducted a, including the use of MTE Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of MTE have not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.
(g) There are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by MTE of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or MTE's right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by MTE or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation or other violation by any Person of MTE Intellectual Property or such Licensed Intellectual Property. MTE is not aware of any facts or circumstances that would reasonably be expected to give rise to such Action. MTE is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.
(h) MTE has complied with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of MTE's business. In the past five (5) years, MTE has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning MTE's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to MTE's knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any such Action.
Section 5.13 Legal Proceedings; Governmental Orders.
(a) There are no Actions pending or, to MTE's Knowledge, threatened (a) against or by MTE affecting any of its properties or assets; or (b) against or by MTE that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting MTE or any of its properties or assets.
Section 5.14 Compliance With Laws. MTE has complied, and is now complying, in all material respects, with all Laws applicable to it or its business, properties or assets.
Section 5.15 Employment Matters.
(a) Section 5.15(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of MTE as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of MTE for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of MTE with respect to any compensation, commissions, bonuses or fees.
(b) MTE is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of MTE. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting MTE or any of its employees. MTE has no duty to bargain with any Union.
(c) MTE is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of MTE, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by MTE as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of MTE classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. MTE is in compliance in all material respects with and has complied with all immigration laws, including

Form I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against MTE pending, or to MTE's knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of MTE, including, without limitation, any charge or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under applicable Laws.
Section 5.16 Taxes.
(a) All Tax Returns required to be filed on or before the Closing Date by or with respect to MTE have been, or will be, duly and timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by MTE (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b) MTE has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c) No claim has been made by any taxing authority in any jurisdiction where MTE does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of MTE.
(e) The amount of MTE's Liability for unpaid Taxes for all periods ending on or before December 31, 2021 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of MTE's Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of MTE (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).
(f) Section 5.16(f) of the Disclosure Schedules sets forth:
(i) the taxable years of MTE as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;
(ii) those years for which examinations by the taxing authorities have been completed; and
(iii) those taxable years for which examinations by taxing authorities are presently being conducted.
(g) All deficiencies asserted, or assessments made, against MTE as a result of any examinations by any taxing authority have been fully paid.
(h) MTE is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(i) MTE has delivered to the Company copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, MTE for all Tax periods ending after December 31, 2021.
(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of MTE.
(k) MTE is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.
(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to MTE.

(m) MTE has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. MTE has no Liability for Taxes of any Person (other than MTE) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(n) MTE will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:
(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;
(ii) an installment sale or open transaction occurring on or prior to the Closing Date;
(iii) a prepaid amount received on or before the Closing Date;
(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or
(v) any election under Section 108(i) of the Code.
(o) MTE is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(p) MTE has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(q) MTE is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).
(r) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of MTE, including limitation arising under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law). As of the date hereof, MTE has a net operating loss (“NOL”) in the amount of $63,518,000, which consists of an NOL in the amount of $63,518,000 for the current Tax year and an NOL carryforward in the amount of $63,518,000. All such NOLs arose from the business activities of MTE and were properly reported and preserved for income Tax purposes. After the Closing, all of such NOLs will be available for use by the Company for federal and analogous state income Tax purposes, including pursuant to section 381(a) of the Code, subject to any change of applicable Law or action or inaction by the Company, in each case, that occurs or is taken post-Closing that impacts the utilization. As of the date hereof, no NOLs of MTE are subject to any limitation, restriction or impairment on its use.
(s) Section 5.16(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which MTE is subject to Tax, is engaged in business or has a permanent establishment. MTE has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. MTE has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.
Section 5.17 Books and Records. The minute books and stock record books of MTE, all of which have been made available to the Company, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of MTE contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders of MTE, MTE Board and any committees of MTE Board, and no meeting, or action taken by written consent, of any such stockholders of MTE, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of MTE.
Section 5.18 Related Party Transactions. Except as set forth on Schedule 5.18 of the Disclosure Schedules, no executive officer or director of MTE or any person owning 5% or more of the shares (or any of such person's immediate family members or Affiliates or associates) is a party to any Contract with or binding upon MTE or any of its assets, rights or properties or has any interest in any property owned by MTE or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 5.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of MTE.
Section 5.20 No Other Representations or Warranties. Except for the representations and warranties made in this Article V, neither the Investor, MTE nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to MTE, is Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by Investor and MTE in this Article V, neither the Investor, MTE nor any other Person makes or has made any express or implied representation or warranty to the Company or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to MTE, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Company or any of its Representatives in the course of its due diligence investigation of MTE, the negotiation of this Agreement or the course of the Private Placement or any other transactions or potential transactions involving the Company and the Investor.
ARTICLE VI
REGISTRATION RIGHTS
Section 6.01 Shelf Registration Statement.
(a) Subject to timely receipt of all information reasonably required from the Investor, the Company shall use its reasonable best efforts to file, not later than (i) 45 days after the Closing Date (the “S-3 Filing Deadline”), a Registration Statement on Form S-3 covering the resale of the Registrable Securities issued in exchange for the Cash Purchase Price (subject to any adjustments pursuant to Section 2.04) and MTE (the “Form S-3”), or (ii) if the Company is not eligible to use Form S-3, 90 days after the date hereof (the “S-1 Filing Deadline” and, along with the S-3 Filing Deadline, each, a “Filing Deadline”), a Registration Statement on Form S-1 (a “Form S-1” and, along with a Form S-3, each a “Registration Statement”); provided that the Company shall use its reasonable best efforts to remain qualified to file the Form S-3. As of the date hereof, the Company is qualified to file a Form S-3.
(b) Subject to the terms of this Agreement, the Company shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as is reasonably practicable after the filing thereof, and shall use its commercially reasonable efforts to keep such Registration Statement, or a successor Registration Statement thereto, continuously effective under the Securities Act until the date that all Registrable Securities covered by such Registration Statement have been disposed of by the Investor, are no longer Registrable Securities or are available to be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act; provided that in no event shall the Company’s obligation to keep such Registration Statement effective extend beyond the two year anniversary of the date hereof.
(c) The Company shall promptly notify the Investor by e-mail of the effectiveness of a Registration Statement promptly after the Company telephonically confirms effectiveness with the SEC (but in no event more than two (2) Business Days thereafter). The Company shall file a final prospectus with the SEC to the extent required by Rule 424 under the Securities Act. The “Plan of Distribution” section of such Shelf Registration Statement shall provide for customary permitted means of disposition of Registrable Securities, including agented transactions, sales directly into the market and purchases or sales by brokers. The Company shall use its reasonable best efforts to cause any Registrable Securities offered for resale pursuant to an effective Registration Statement to be listed on Nasdaq, or such other national securities exchange as the common stock of the Company may be listed during the time such Shelf Registration Statement is effective.
Section 6.02 Registration Procedures.
(a) Requirements. In connection with the Company’s obligations under this Article VI, the Company shall use its commercially reasonable efforts to effect such registration and to permit the sale of such

Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall use its commercially reasonable efforts to:
(i) (x) furnish to the Investor a copy of and opportunity to comment on the Registration Statement any amendments or supplements thereto, and (y) use good faith efforts to address any comments reasonably requested by the Investor;
(ii) prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the prospectus as may be reasonably necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities Laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;
(iii) notify the Investor and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) of any written comments by the SEC, or any request by the SEC or other Governmental Entity for amendments or supplements to such Registration Statement or such prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the registration, (b) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any Order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, and (c) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(iv) as promptly as reasonably practicable notify the Investor when the Company becomes aware of the happening of any event as a result of which such Registration Statement or the prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such prospectus or any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, when any issuer free writing prospectus (as defined in Rule 433 under the Securities Act) relating to an offer of the Registrable Securities includes information that may materially conflict with the information contained in such Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement or prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the Investor, an amendment or supplement to such Registration Statement or prospectus, which shall correct such misstatement or omission or effect such compliance.
(b) The Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6.02(a)(iv), the Investor shall discontinue disposition of any Registrable Securities covered by such Registration Statement or the related prospectus until receipt of the copies of the supplemented or amended prospectus, which supplement or amendment shall, subject to the other applicable provisions of this Agreement, be prepared and furnished as soon as reasonably practicable, or until such Investor is advised in writing by the Company that the use of the applicable prospectus may be resumed, and have received copies of any amended or supplemented prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such prospectus (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, the Investor shall use commercially reasonable efforts to return to the Company all copies then in its possession, of the prospectus covering such Registrable Securities at the time of receipt of such request. As soon as practicable after the Company has determined that the use of the applicable prospectus may be resumed, the Company will notify the Investor thereof. In the event the Company notifies the

Investor of an Interruption Period hereunder and in the sole discretion of the Company the need for the Company to continue the Interruption Period ceases for any reason, the Company shall, as soon as reasonably practicable, provide written notice to each Investor that such Interruption Period is no longer applicable.
Section 6.03 Required Information. The Company may require the Investor to furnish to the Company such information regarding the distribution of such securities and such other information relating to the Investor and its ownership of Registrable Securities as is required to be included in any Registration Statement as the Company may from time to time reasonably request in writing (provided that such information shall be used only in connection with such registration) and the Company may exclude from such registration or sale the Registrable Securities of the Investor if the Investor fails to furnish such information within a reasonable time after receiving such request. The Investor agrees to furnish such information to the Company and to use commercially reasonable efforts to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement. It is understood and agreed that the obligations of the Company under Article VI are conditioned on the timely provisions of the foregoing information by the Investor and, without limitation of the foregoing, will be conditioned on compliance by the Investor with the following:
(a) the Investor will, and will cause its Affiliates to, cooperate with the Company in connection with the preparation of the applicable Registration Statement and prospectus and, for so long as the Company is obligated to keep such Registration Statement effective, the Investor will and will cause its Affiliates to, provide to the Company, in writing and in a timely manner, for use in such Registration Statement (and expressly identified in writing as such), all information regarding itself and its Affiliates and such other information as may be required by applicable law to enable the Company to prepare or amend such Registration Statement, any related prospectus and any other documents related to such offering covering the applicable Registrable Securities owned by the Investor and to maintain the currency and effectiveness thereof;
(b) during such time as the Investor and its Affiliates may be engaged in a distribution of the Registrable Securities, the Investor will, and will cause its Affiliates to, comply with all laws applicable to such distribution, including Regulation M promulgated under the Exchange Act, and, to the extent required by such laws, will, and will cause its Affiliates to, among other things (i) not engage in any stabilization activity in connection with the securities of the Company in contravention of such laws; (ii) distribute the Registrable Securities acquired by them solely in the manner described in the applicable Registration Statement and (iii) if required by applicable law, cause to be furnished to each agent or broker-dealer to or through whom such Registrable Securities may be offered, or to the offeree if an offer is made directly by the Investor or its Affiliates, such copies of the applicable prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree; and
(c) the Investor shall, and it shall cause its Affiliates to, (i) permit the Company and its representatives to examine such documents and records and will supply in a timely manner any information as they may be reasonably requested to provide in connection with the offering or other distribution of Registrable Securities by the Investor and (ii) execute, deliver and perform under any customary agreements and instruments reasonably requested by the Company or its representatives to effectuate such registered offering, including opinions of counsel (which may include opinions of the in-house counsel of the Investor) and questionnaires.
Section 6.04 Confidentiality. Pending any required public disclosure by the Company and subject to applicable legal requirements and the terms of this Agreement, the Parties will maintain the confidentiality of any MNPI contained in all notices and other communications regarding a prospective sale of securities hereunder; provided that the Company will use its reasonable best efforts to exclude any information in such notices and communications that would reasonably be expected to constitute MNPI and that is not required to be provided pursuant to this Agreement.
Section 6.05 Expenses. All expenses incurred in connection with the Company’s compliance with this Article VI, including all registration and filing fees, printing expenses, the fees and expenses of the independent certified public accountants, the fees and expenses of the Company’s legal counsel, transfer agent’s fees, the expense of qualifying such Registrable Securities under state “Blue Sky” Laws, will be borne by the Company.

ARTICLE VII
TAX MATTERS
Section 7.01 Tax Covenants.
(a) Without the prior written consent of the Company, prior to the Closing, the Investor, MTE, and its Representatives shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset or attribute of MTE the Company or the surviving company following the consummation of the Merger in respect of any Post-Closing Tax Period. MTE agrees that the Company is to have no liability for any Tax resulting from any action of MTE, any of its Representatives or the Investor taken prior to the Closing. The Investor shall indemnify and hold harmless the Company against any such Tax or reduction of any Tax asset or attribute.
(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) (together, “Transfer Taxes”) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Investor when due. Investor shall timely file any Tax Return or other document with respect to such Transfer Taxes (and the Company shall cooperate with respect thereto as necessary).
Section 7.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon MTE shall be terminated as of the Closing Date. After such date neither MTE nor any of its Representatives shall have any further rights or liabilities thereunder.
Section 7.03 Tax Indemnification.
(a) The Investor shall indemnify MTE, the Company, and each Company Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 5.16; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VIII; (c) all Taxes of MTE or relating to the business of MTE for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which MTE (or any predecessor of MTE) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (e) any Transfer Taxes, (f) any and all Taxes of any person imposed on MTE arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date and (g) the inability of the Company to utilize any NOLs of MTE as a result of any breach of or inaccuracy in any representation or warranty made by Investor in this Agreement (together, the “Indemnified Taxes”). To the extent the Company pays an Indemnified Tax, (including attorneys' and accountants' fees incurred in connection therewith), the Investor shall reimburse the Company for such payment within thirty (30) Business Days.
(b) Any Losses payable to the Company Indemnitee pursuant to ARTICLE VII shall be satisfied by the Investor; provided, that in the case of any Loss relating to the NOLs of MTE specifically, the Investor shall be required to return to the Company the number of the Shares corresponding to the value of the Loss.
Section 7.04 Tax Returns.
(a) The Investor shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by MTE that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable by MTE on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).
(b) The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by MTE that are due after the Closing Date, including Tax Returns with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return that includes a Pre-Closing Tax Period shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by the Company to Investor (together with schedules, statements and, to the extent requested by Investor, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Investor objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten days after delivery of such Tax Return, notify the Company in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Company and Investor shall negotiate in good faith and use their reasonable best efforts to resolve such items. If the Company and Investor are unable to reach such agreement within ten days after receipt by the Company of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Company and then amended to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by the Company and Investor. For the avoidance of doubt, the preparation and filing of any Tax Return of MTE that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of the Company. The Company shall be entitled to deduct from the Indemnification Escrow Funds (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 7.05 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital.
Section 7.05 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:
(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 7.06 Contests. The Company agrees to give written notice to Investor of the receipt of any written notice by MTE, the Company or any of the Company's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought against the Investor by the Company pursuant to this Agreement (a “Tax Claim”); provided, that failure to comply with this provision shall not affect the Company's right to indemnification hereunder. The Company shall control the contest or resolution of any Tax Claim; provided, however, that the Company shall consult with the Investor before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Investor shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Investor.
Section 7.07 Cooperation and Exchange of Information. The Investor, MTE and the Company shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of MTE. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Investor, MTE and the Company shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of MTE for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of MTE for any taxable period beginning before the Closing Date, Investor, MTE or the Company (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

ARTICLE VIII
COVENANTS
Section 8.01 Conduct of the Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the Investor shall, and shall cause MTE to, (x) conduct the business of MTE in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of MTE and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Investor shall cause MTE to:
(a) pay its debts, Taxes and other obligations when due;
(b) maintain the properties and assets owned, operated or used by MTE in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(c) defend and protect its properties and assets from infringement or usurpation;
(d) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;
(e) maintain its books and records in accordance with past practice;
(f) comply in all material respects with all applicable Laws; and
(g) not take or permit any action that would cause any of the changes, events or conditions described in Section 5.08 to occur.
Section 8.02 Blue Sky. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the offer and sale of the Shares to the Investor pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Investors on the date hereof. The Company shall timely make all filings and reports relating to the offer and sale of the Private Placement Shares issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the date hereof. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 8.02.
Section 8.03 Confidentiality. The Investor acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the Investor pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 8.03 shall nonetheless continue in full force and effect.
Section 8.04 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and the Company shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE IX hereof.
Section 8.05 Publicity. At or before 9:00 a.m., New York City time, on the Business Day immediately following the date hereof, the Company shall file a Current Report on Form 8-K, in the form required by the Exchange Act (the “Form 8-K”) announcing the entry into this Agreement, disclosing all material terms of the transactions contemplated hereby and any other MNPI that the Company may have provided the Investor at any time prior to the issuance of the Press Release and Form 8-K. Until the first anniversary of the date of this Agreement, the Company and the Investor shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Investor shall issue any such press release nor otherwise make any such public statement with respect to the transactions contemplated hereby, without the prior consent of the Company, with respect to any press release or public statement of the Investor, or without the prior consent of the Investor, with respect to any press release or public statement of the Company, which consent shall not unreasonably be withheld or delayed; provided, however, that the Company shall be entitled, without the prior approval of the applicable Investor, (i) to make any press release or other public disclosure with respect to such transactions as is required by Law, Order, court process or the rules and regulations of any national securities exchange or national securities quotation system and (ii) to include in any report it files or furnishes with the SEC factual information relating to the Investor, or any of its Affiliates, relating to this Agreement and the transactions contemplated hereby that was previously included in the Press Release, the Form 8-K or a press release or other public statement or disclosure consented to in accordance with this Section 8.05 without the requirement of obtaining any further consent from such Investor.
Section 8.06 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
Section 8.07 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Investor when due. The Investor shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall cooperate with respect thereto as necessary).
Section 8.08 Standstill. The Investor agrees that, for a period of twelve (12) months from the Closing, the Investor, nor any of the Investor’s Representatives will, directly or indirectly do the following: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any securities of the Company or any subsidiary thereof or all or substantially all the assets of the Company and its subsidiaries, (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company, (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender, or exchange offer, restructuring, recapitalization, or other extraordinary transaction of or involving the Company or any of its subsidiaries or their securities or assets, (iv) form, join, or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any voting securities of the Company, (v) seek election to, seek to place a representative on, or seek the removal of any director of the Company, (vi) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors, or policies of the Company, (vii) encourage or assist others to undertake any of the acts specified in clauses (i) through (vi) above, and (viii) sell, transfer or dispose any shares of the Company held by the Investor if such sale, transfer or disposal would reduce the total number of shares of the Company held by the Investor below 3,410,000 (with such minimum number of shares to be held by Investor not including any Shares that are pledged as collateral securing the Promissory Note) (other than pursuant to any pledge agreement entered into between the Investor and a third party commercial lender).
ARTICLE IX
CONDITIONS TO CLOSING
Section 9.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a) This Agreement shall have been duly adopted by the Requisite Company Vote.
(b) The Investor, together with its Affiliates, shall have sufficient ownership in the Company, so that upon the issuance of the Shares, the Investor, together with its Affiliates, shall hold more than 50.0% of the Company.
(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
Section 9.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:
(a) The representations and warranties of Investor contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date

(except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.
(b) The representations and warranties of MTE contained in ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.
(c) The Investor and MTE shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and any Ancillary Agreement to be performed or complied with by them prior to or on the Closing Date.
(d) The Investor shall have delivered to the Company cash in an amount equal to the Cash Purchase Price by wire transfer in immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by the Company in a written notice to the Investor.
(e) The Investor shall have delivered to the Company all documents required by Section 2.03(a).
(f) The Investor shall have caused the termination, through repayment, conversion or other manner acceptable to the Company, of the Shareholder Loans, such that, at Closing, MTE has no Indebtedness, which termination of such loans shall be in a form and manner reasonably satisfactory to the Company.
Section 9.03 Conditions to Obligations of the Investor. The obligations of the Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Investor’s waiver, at or prior to the Closing, of each of the following conditions:
(a) The representations and warranties of the Company contained in ARTICLE III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on the Investor’s ability to consummate the transactions contemplated hereby.
(b) The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and any Ancillary Agreement to be performed or complied with by it prior to or on the Closing Date.
(c) The Company shall have delivered evidence of book-entry transfer of the Shares to Investor, upon receipt of the Cash Purchase Price and Promissory Note and consummation of the Merger, delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.
ARTICLE X
INDEMNIFICATION
Section 10.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 5.16 which are subject to ARTICLE VII) shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided, that the representations and warranties in Section 5.01, Section 5.02(a), Section 5.04, Section 5.05, and Section 5.19, shall survive indefinitely and the representations set forth in Section 5.16, which are subject to ARTICLE VII, shall survive until the expiration of the applicable statute of limitations. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VII which are subject to ARTICLE VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 10.02 Indemnification By the Investor. Subject to the other terms and conditions of this ARTICLE X, the Investor shall indemnify and defend each of the Company and its Affiliates (including MTE and the surviving company following the Merger) and their respective Representatives (collectively, the “Company Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Company Indemnitees based upon, arising out of, with respect to or by reason of:
(a) any inaccuracy in or breach of any of the representations or warranties of MTE contained in this Agreement or in any certificate or instrument delivered by or on behalf of MTE pursuant to this Agreement (other than in respect of Section 5.16, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VII);
(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Investor or MTE pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VII); and
(c) any of the matters specified in Section 10.02 of the Disclosure Schedules.
Section 10.03 Certain Limitations. The indemnification provided for in Section 10.02 shall be subject to the following limitations:
(a) Except for Fraud or willful misconduct, the aggregate amount of all Losses for which the Investor shall be liable pursuant to Section 10.02(a) shall not exceed 20% the Purchase Price.
(b) Notwithstanding the foregoing, the limitations set forth in Section 10.03(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.01, Section 5.02(a), Section 5.03, Section 5.04 and Section 5.19; provided that in no event (other than Fraud or willful misconduct) shall Investor be liable hereunder for Losses pursuant to Section 10.02(a) in excess of the Purchase Price.
(c) For purposes of this ARTICLE X, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
Section 10.04 Indemnification Procedures. The party making a claim under this ARTICLE X is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE X is referred to as the “Indemnifying Party”. For purposes of this ARTICLE X, (i) if the Company (or any other the Company Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Investor, and (ii) if the Company comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Investor.
(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Investor, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of MTE, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. the Investor and the Company shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to MTE's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of MTE (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 5.16 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VII) shall be governed exclusively by ARTICLE VII hereof.
Section 10.05 Payments.
(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE X, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to 12%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.
(b) In the event of a Loss payable to the Investor by the Company, the Company may elect in its sole discretion to decrease the principal amount under the Promissory Note to offset the amount of the Loss.
Section 10.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 10.07 Exclusive Remedies. The parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE X. In furtherance of the foregoing, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article X. Nothing in this Section 10.07 shall limit any Person's right to seek any remedy on account of Fraud by any party hereto.
ARTICLE XI
TERMINATION
Section 11.01 Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by the mutual written consent of the Investor and the Company;
(b) by either the party if the transactions contemplated by this Agreement have not been consummated on or before March 31, 2023; provided that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any party whose breach of the Agreement results in the failure of the transactions to be consummated by such time;
(c) by the Company upon written notice to the Investor if there is an increase in the Nasdaq closing stock price of the Company of 15% or more, sustained for a period of 15 consecutive Business Days or more;
(d) by the Investor upon written notice to the Company if there is a decrease in the Nasdaq closing stock price of the Company of 15% or more, sustained for a period of 15 consecutive Business Days or more;
(e) by the Company, if there is a Material Adverse Effect relating to MTE, and by the Investor, if there is a Material Adverse Effect relating to the Company;
(f) by the Investor or the Company in the event that:
(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 11.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a) as set forth in this ARTICLE XI and ARTICLE XII hereof; and
(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.
ARTICLE XII
MISCELLANEOUS
Section 12.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 12.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):
If to the Investor:	Azzurro Capital Inc. c/o First Rock Trustees Limited Sovereign Place 117 Main Street Gibraltar
	Attention:	John Blake
	Email:	jblake@sovereigngroup.com

with a copy to:	Morrison Cohen LLP 909 Third Avenue New York, NY 10022
	Attention:	Matthew Friedman E-mail: mfriedman@morrisoncohen.com

If to the Company:	590 Madison Avenue, 35th Floor New York, NY 10022
	E-mail:	csindoni@travelzoo.com
	Attention:	Christina Sindoni Ciocca, General Counsel and Head of Global Functions

with a copy to:	Ballard Spahr LLP 1735 Market Street Philadelphia, PA 19103
	E-mail:	jaslowp@ballardspahr.com
	Attention:	Peter Jaslow
Section 12.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 12.04 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Company that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.
Section 12.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 12.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 12.07 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 12.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 12.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 12.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 12.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).
(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11(c).
Section 12.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
AZZURRO CAPITAL INC.

By
Name:
Title:
TRAVELZOO

By
Name:
Title:

EXHIBIT A
FORM OF MERGER AGREEMENT

EXHIBIT B
FORM OF PROMISSORY NOTE

ANNEX B
November 25, 2022
The Special Committee of the Board of Directors of
Travelzoo
℅ Mr. Michael Karg
Director
590 Madison Avenue, 37th Floor
New York, NY 10022
Dear Members of the Special Committee of the Board of Directors:
We understand that Travelzoo, a Delaware corporation (“Travelzoo” or the “Company”), will enter into a stock purchase agreement (the “Agreement”) with Azzurro Capital Inc. (“Azzurro”), pursuant to which Azzurro would contribute into Travelzoo all of the outstanding shares of capital stock in Metaverse Travel Experiences Inc. (“MTE”) and either (i) $10 million in cash or (ii) $2 million cash and a promissory note payable with a principal balance of $8 million to Travelzoo (the “Note”), in return for 3,410,000 shares of common stock in Travelzoo (the “Consideration”). The foregoing transaction is referred to hereinafter as the “Transaction”.
The Special Committee of the Board of Directors of Travelzoo (the “Special Committee”) has requested that Stout Risius Ross, LLC (“Stout”) render an opinion (the “Opinion”) to the Special Committee with respect to the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company pursuant to the Transaction.
Our Opinion is intended to be utilized by the Special Committee as only one input to consider in its process of analyzing the Transaction. No opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. We have not been requested to opine as to, and our Opinion does not in any manner address the following: (i) the underlying business decision of the Company, its security holders, the Board, the Special Committee or any other party to proceed with or effect the Transaction; (ii) the merits of the Transaction relative to any alternative business strategies that may exist for the Company or any other party or the effect of any other transactions in which the Company or any other party might have engaged; (iii) the terms of any arrangements, understandings, agreements or documents related to, or the form or any other portion or aspect of, the Transaction or otherwise, except as expressly addressed in the Opinion; (iv) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, not specifically addressed in the Opinion; (v) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters or (vi) how the Board, the Special Committee, the Company’s security holders or any other person should act with respect to the Transaction.
Further, the Opinion is not intended to and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote in regard to the Transaction. The Special Committee acknowledges that Stout was not engaged to, and has not, (a) initiated any discussions with, or solicited any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of the Company, MTE or any other party, or any alternatives to the Transaction, or (b) negotiated the terms of the Transaction.
In connection with our analysis, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. The principal sources of information used in performing our analysis included, but were not limited to:
1.	The draft of the Agreement, dated November 24, 2022;
2.	The draft of the Secured Promissory Note agreement, received November 22, 2022, relating to the Note;
3.	The draft of the Memorandum Regarding Azzurro Transaction, prepared by Grant Thornton, LLP (“GT”), dated October 18, 2022;
4.	The draft of the Tax Due Diligence Report prepared by GT, dated June 2021;
5.	The draft of the Travelzoo Reorg Illustrative Plan, prepared by GT, dated February 2021;

The Special Committee of the Board of Directors
Travelzoo
November 25, 2022

6.	Certain publicly available business and financial information relating to the Company that we deemed to be relevant;
7.	Certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including:
a.	certain information from the Company’s Form 10-K filings for the years ended December 31, 2017 through 2021 and Form 10-Q filing for the period ended September 30, 2022;
b.
certain information from the Company’s internally prepared income statements for its U.S. operations for the fiscal years ended December 31, 2016 through 2021, and for the year-to-date periods ended September 30, 2021 and 2022;

c.	certain information from the Company’s U.S. federal income tax returns for the fiscal years ended December 31, 2017 through 2021; and
d.	financial projections relating to the Company’s U.S. operations as prepared by Company management for the fiscal years ending December 31, 2022 through 2030.
8.	The Service Agreement between MTE and Travelzoo (Asia) Limited, a wholly owned subsidiary of Travelzoo, dated March 1, 2022 (the “Service Agreement”);
9.	MTE’s federal income tax returns for the fiscal years ended December 31, 2018 and 2019, and internally prepared financial statements for the fiscal years ended December 31, 2011 through 2021;
10.	Publicly available financial data of certain companies with publicly traded equity securities that we deemed relevant;
11.	Discussions with the Company’s management and certain of its representatives concerning the business, industry, history, and prospects of the Company, MTE, the Transaction and related matters;
12.
A certificate from senior management of Travelzoo containing, among other things, representations regarding the accuracy of the information, data, and other material (financial or otherwise) provided to Stout by or on behalf of the Company; and

13.	An analysis of other facts and data resulting in our conclusions.
Our Opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of Travelzoo and MTE as of the date of this letter have not changed materially since September 30, 2022 and December 31, 2021, respectively, the dates of the most recent financial statements made available to us. In rendering our Opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by Travelzoo, or otherwise reviewed by or discussed with us without independent verification of such information, and we have assumed and relied upon the representations and warranties contained in the draft Agreement we reviewed. We have assumed, without independent verification, that the financial forecasts and projections provided to us have been prepared in good faith and reflect the best currently available estimate of the future financial results of the Company, and we have relied upon such projections in arriving at our Opinion. We have not been engaged to assess the reasonableness or achievability of such forecasts and projections or the assumptions upon which they were based, and we express no view as to the forecasts, projections, or assumptions. We have assumed that the Transaction will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the parties to the Agreement.
We have not conducted a physical inspection of Travelzoo’s or MTE’s facilities or assets. We have assumed, with your consent, that the final executed form of the Agreement will not differ from the draft of the Agreement that we have examined, that the conditions to the Transaction as set forth in the Agreement will be satisfied, and that

The Special Committee of the Board of Directors
Travelzoo
November 25, 2022

the Transaction will be consummated on a timely basis in the manner contemplated by the Agreement. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information that may be provided to or obtained by us after the issuance of the Opinion that suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.
Stout conducted its analyses at the request of the Special Committee to provide a particular perspective of the Transaction. In so doing, Stout did not form a conclusion as to whether any individual analysis, when considered independently of the other analyses conducted by Stout, supported or failed to support our Opinion as to the fairness of the Transaction from a financial point of view. Stout does not specifically rely or place any specific weight on any individual analysis. Rather, Stout deems that the analyses, taken as a whole, support our conclusion and Opinion. Accordingly, Stout believes that the analyses must be considered in their entirety, and that selecting portions of the analyses or the factors they considered, without considering all analyses and factors together, could create an imperfect view of the processes underlying the analyses performed by Stout in connection with the preparation of the Opinion.
Our opinion is furnished for the use and benefit of the Special Committee in connection with the Transaction, and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. We will receive a fee for our services, however our compensation for providing financial advisory services to the Board is neither based upon nor contingent on the results of our engagement or the consummation of the proposed Transaction. Further, none of our employees who worked on this engagement has any known financial interest in the assets or equity of Travelzoo, MTE, or Azzurro or the outcome of our engagement. In addition, Travelzoo has agreed to indemnify us for certain liabilities arising out of our engagement. We have previously provided financial advisory services to Travelzoo’s Special Committee. The issuance of this opinion has been approved by a committee of Stout authorized to approve opinions of this nature.
It is understood that this Opinion was prepared at the request of the Special Committee for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose without our prior written consent, except as required by applicable securities laws. Notwithstanding anything to the contrary, the Company may reproduce this letter in its entirety in any filing with the Securities and Exchange Commission required to be made by the Company in respect of the Transaction pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company pursuant to the Transaction is fair, from a financial point of view, to the Company.
Yours very truly,
STOUT RISIUS ROSS, LLC

*TRAVELZOO*
*ATTN: WAYNE LEE*
*590 MADISON AVENUE, 35TH FLOOR*
*NEW YORK, NY 10022*

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D93648-S56899

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**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**TRAVELZOO**

**The Special Committee of the Board of Directors recommends you vote FOR the Issuance Proposal (Proposal 1).**

**The Special Committee of the Board of Directors recommends you vote FOR the Adjournment Proposal (Proposal 2).**

| | | For | Against | Abstain |
|---|---|---|---|---|
| 2. | To approve the adjournment or postponement of the special meeting if necessary or appropriate to solicit additional proxies or comply with applicable law. | ☐ | ☐ | ☐ |

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| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
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D93649-S56899

## TRAVELZOO

**Special Meeting of Stockholders**

**This Proxy is Solicited by the Special Committee of the Board of Directors**

**The undersigned hereby appoints Wayne Lee as his/her Proxy, with full power of substitution, to represent him/her at the Special Meeting of Stockholders of Travelzoo (the "Company") on December 28, 2022, or any adjournments or postponements thereof. If you do not indicate how you wish to vote, the proxy card will be voted for Proposal 1, the issuance of 3,410,000 shares of common stock of the Company to Azzurro Capital Inc. and for Proposal 2, the adjournment or postponement of the special meeting if necessary or appropriate to solicit additional proxies or comply with applicable law.**

**This proxy, when properly executed, will be voted as directed by the stockholder.**

**(Continued, and to be marked, dated and signed, on the other side)**